                                                                     Exhibit 2.1

                                                                  EXECUTION COPY
                                                                  --------------

     PORTIONS OF THIS EXHIBIT MARKED BY *** HAVE BEEN OMITTED PURSUANT TO A
     REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE
     SECURITIES AND EXCHANGE COMMISSION.

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                  WARNACO INC.,

                           OCEAN PACIFIC APPAREL CORP.

                                       AND

                         DOYLE & BOISSIERE FUND I, LLC,

                                  ANDERS BRAG,

                                   LEO ISOTALO

                                       AND

                                  RICHARD BAKER

                           DATED AS OF AUGUST 3, 2004

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

                                       i

                                       ii

                               TABLE OF SCHEDULES

Schedule A             Knowledge
Schedule B             Operating Profit
Schedule C             Company Stockholders
Schedule 2.2(a)(i)     License
Schedule 4.1(a)        Organization and Standing
Schedule 4.1(b)        Subsidiaries
Schedule 4.3           Noncontravention
Schedule 4.4(a)        Capital Stock
Schedule 4.4(b)        Options, Rights and Warrants
Schedule 4.4(d)        Ownership of the Shares
Schedule 4.5(b)        Financial Statements
Schedule 4.5(c)        Liabilities
Schedule 4.6           Absence of Certain Changes
Schedule 4.7           Litigation
Schedule 4.8           Compliance with Applicable Laws
Schedule 4.9(a)(i)     Material Contracts
Schedule 4.9(a)(ii)    Description of Oral Material Contracts
Schedule 4.9(c)        Violations, Breaches and Defaults of Material Contracts
Schedule 4.10(a)       Intellectual Property
Schedule 4.10(b)       Right to Use Intellectual Property
Schedule 4.10(c)       Intellectual Property Actions
Schedule 4.10(d)       Infringement of Intellectual Property Rights
Schedule 4.10(g)       Intellectual Property Agreements
Schedule 4.11          Affiliate Transactions
Schedule 4.12(a)       Employment Benefit Plans
Schedule 4.12(f)       Employment Benefit Plans - Compliance With Laws
Schedule 4.13          Taxes
Schedule 4.14          Environmental Matters
Schedule 4.15(a)       Real and Personal Property Encumbrances
Schedule 4.15(b)       Leased Real Property
Schedule 4.15(c)       Leases
Schedule 4.15(d)       Personal Property
Schedule 4.15(e)       Proceedings with Respect to the Leased Real Property
Schedule 4.15(f)       Condition of the Leased Real Property
Schedule 4.16          Insurance
Schedule 4.17          Labor Matters
Schedule 4.18          Permits
Schedule 4.19          Inventory
Schedule 4.20          Accounts Receivable
Schedule 4.21          Books and Records
Schedule 4.22          Brokers
Schedule 6.1           Conduct of the Business
Schedule 6.6           Affiliate Agreements
Schedule 6.8           Non-Solicitation of Employees; Non-Competition

                                      iii

Schedule 7.3(e)        Required Consents
Schedule 8.3(c)        Actions by Certain Persons

                                TABLE OF EXHIBITS

Exhibit A              Form of Escrow Agreement
Exhibit B              Form of Release of Richard Baker

                                       iv

                                                          CONFIDENTIAL TREATMENT

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         STOCK PURCHASE AGREEMENT, dated as of August 3, 2004 (this
"Agreement"), by and among WARNACO INC., a Delaware corporation ("Purchaser"),
OCEAN PACIFIC APPAREL CORP., a Delaware corporation (the "Company"), and DOYLE &
BOISSIERE FUND I, LLC, a Delaware limited liability company ("D&B"), ANDERS BRAG
("Brag"), LEO ISOTALO ("Isotalo") and RICHARD A. BAKER ("Baker") (each individually a "Seller" and collectively, the "Sellers"), and D&B in its capacity as the Sellers' Representative.

         WHEREAS, the Sellers collectively own, beneficially and of record, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares") and all of the outstanding options and warrants to acquire shares of common stock of the Company;

         WHEREAS, Purchaser desires to purchase from the Sellers, and the
Sellers desire to sell to Purchaser, all of the issued and outstanding Shares on the terms and conditions set forth herein (the "Acquisition");

         WHEREAS, at the Closing, the Sellers and Purchaser shall enter into an
Escrow Agreement (as defined below) pursuant to which, among other things,
Purchaser shall deposit the Escrow Amount (as defined below) into an escrow account in accordance with Section 2.1(a)(ii) hereof.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, obligations and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein, the following terms shall have the meanings set forth below.

         "Acquisition" shall have the meaning set forth in the recitals.

         "Action" means any action, notice, claim, complaint, charge, dispute, proceeding, suit, hearing, litigation, arbitration, audit or investigation
(whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.

         "Additional Payment Period" means each of *** and the Sales Earnout
Period.

         "Additional Payments" means, collectively, *** and Sales Earnout
Payment.

         "Affiliate" means, with respect to any specified Person, any other
Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is

under common control with, such specified Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") with respect to the relationship between or among two or more
Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such
Person.

         "Agreement" shall have the meaning set forth in the preamble.

         "Assets" means all of the Company's or any of its Subsidiaries' right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal (or mixed), and used or held for use in connection with, or related to, the business of the Company or its
Subsidiaries.

         "Baker" shall have the meaning set forth in the preamble.

         "Brag" shall have the meaning set forth in the preamble.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

         "Closing" shall have the meaning set forth in Section 3.1.

         "Closing Certificate" shall have the meaning set forth in Section
2.1(d).

         "Closing Date" shall have the meaning set forth in Section 3.1.

         "Closing Purchase Price" shall have the meaning set forth in Section
2.1(a)(i).

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.

         "Company " shall have the meaning set forth in the preamble.

         "Company Benefit Plans" shall have the meaning set forth in Section
4.12(a).

         "Company Financial Statements" shall have the meaning set forth in
Section 4.5(a).

         "Confidentiality Agreement" means the Confidentiality Agreement, dated as of January 26, 2004, by and between Purchaser and the Company.

         "Consent" shall have the meaning set forth in Section 4.3.

         "Contract" means any agreement, contract, understanding, license, obligation, promise, commitment or undertaking that is legally binding.

         "Copyrights" means all copyrights and copyrightable subject matter and materials, including but not limited to moral rights and rights of attribution and integrity, rights of privacy and publicity, copyrights in Software (if any)
and the right to use all Software, and in the content contained on any website, lists, copyrights in and the right to use all designs and fabrications, copyrights in all written and graphic text (including but not limited to hangtags, labels, advertising, catalogs and promotional materials, in any and all mediums) and registrations and applications for any of the foregoing, and rights to sue for past Infringement thereof, throughout the world.

         "D&B" shall have the meaning set forth in the preamble.

         "D&B Note" shall mean the senior secured promissory note, originally issued on April 30, 1993, as reissued on September 25, 1998 and March 13, 2003, from the Company to D&B in the principal amount of $5,000,000.

         "Dispute" shall have the meaning set forth in Section 10.8.

         "Domain Names" shall have the meaning set forth in 15 U.S.C. ss. 1127.

         "Earnout Accountants" shall have the meaning set forth in Section
2.3(b).

         "Earnout Statement" shall have the meaning set forth in Section 2.3(a).

         "Earnout Statement Amounts" shall have the meaning set forth in Section
2.3(a).

         "Encumbrance" means any security interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, condition, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, disposition, receipt of income or other exercise of any attributes of ownership.

         "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes. As used in this Agreement,
Environmental Law shall mean any of such Laws applicable to the Company or the
Subsidiaries prior to the Closing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

                                                          CONFIDENTIAL TREATMENT

         "ERISA Affiliate" shall have the meaning set forth in Section 4.12(a).

         "Escrow Agent" shall have the meaning set forth in Section 7.2(e).

         "Escrow Agreement" means the escrow agreement substantially in the form of Exhibit A hereto, by and among Purchaser, each of the Sellers and the Escrow
Agent pursuant to which, among other things, Purchaser shall deposit the Escrow
Amount into an escrow account to secure Purchaser's rights to indemnification set forth in Article VIII hereof.

         "Escrow Amount" shall have the meaning set forth in Section 2.1(a)(ii).

         "Filing" shall have the meaning set forth in Section 4.3.

         "FIRPTA" shall mean Foreign Investment Real Property Tax Act, as amended from time to time, including the rules and regulations promulgated thereunder.

         ***

         "Foreign Benefit Plan" shall have the meaning set forth in Section
4.12(m).

         "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

         "Governmental Entity" means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, board, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), (c) Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature or (d) arbitration tribunal.

         "Hazardous Material" means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials,"
"extremely hazardous wastes," "restricted hazardous wastes," "toxic substances,"
"toxic pollutants" or words of similar import under any Environmental Law; and
(c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended from time to time, including the rules and regulations promulgated thereunder.

         "Indebtedness" means, for any Person, any Liability (contingent or otherwise) and relating to: (i) indebtedness, including interest and any prepayment penalties, expenses, or fees thereon created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such
Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and consistent with such Person's customary trade practices; (iii) indebtedness secured by a lien on the property of such Person, whether or not the respective indebtedness so secured is a primary obligation of or has been assumed by such
Person; (iv) capital lease obligations of such Person; (v) indebtedness of others guaranteed by such Person (including guarantees in the form of an agreement to repurchase or reimburse, letters of credit and guarantees by a company of performance obligations of another); and (vi) negative cash balances.

         "Indemnified Party" means any Person claiming indemnification under any provision of Article VIII.

         "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

         "Infringement" means an assertion that a given item infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized Use of or otherwise violates the Intellectual Property rights of any Person.

         "Intellectual Property" means all Copyrights, Patents, Rights of
Publicity, Trademarks, Domain Names, Trade Secrets, all other intangible assets, and all goodwill associated therewith.

         "IP Agreements" means all Contracts, outstanding decrees, orders, judgments, settlement agreements, and stipulations to which the Company or its
Subsidiaries is a party or otherwise bound (whether oral or written) that contain provisions: (a) granting to any Person any rights in the Intellectual
Property; (b) granting to the Company or any of its Subsidiaries any rights in
Intellectual Property; (c) consenting to another Person's Use of the Company's or any of its Subsidiaries' Intellectual Property; or (d) transferring ownership of any Intellectual Property rights to or from the Company or any of its
Subsidiaries; and (e) imposing any restrictions or limitations on the use of any
Intellectual Property.

         "Isotalo" shall have the meaning set forth in the preamble.

         "JAMS" shall have the meaning set forth in Section 10.8(a).

                                                          CONFIDENTIAL TREATMENT

         "June 2004 Financial Statements" shall have the meaning set forth in
Section 4.5(b).

         "knowledge" of Person (or similar terms or phrases used herein) means all facts and information which are within the actual knowledge of such Person;
provided that the knowledge of the Company or the Sellers shall include the actual knowledge of those individuals set forth on Schedule A.

         "Laws" means all laws, statutes, rules, regulations, ordinances, decisions and other pronouncements having the effect of law of the United
States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

         "Lease" shall have the meaning set forth in Section 4.15(b).

         "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

         "Liabilities" means all commitments, obligations, Indebtedness and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any
Law, action, investigation, inquiry or order and those arising under any
Contract.

         "License" shall have the meaning set forth in Section 2.2(a)(i).

         "License Business" shall have the meaning set forth in Section
2.2(a)(i).

         ***

         "Losses" means on a dollar for dollar basis the amount of any cost, loss, Liability, claim, damage, expense (including costs of investigation, defense thereof and accountants' and attorneys' fees), whether or not involving a Third Party Claim, provided, however, that "Loss" shall not include any amount that is received by such specified person under an insurance policy.

         "Material Adverse Effect" means any circumstance, development, change in, or effect on the Company that, individually or in the aggregate with any other circumstances, developments, changes in, or effects on, the Company is, or is reasonably expected to be, directly or indirectly, materially adverse to (a)
the business or condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and (b) the ability of the
Company or the Sellers to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

         "Material Contracts" shall have the meaning set forth in Section
4.9(a).

         "Net Tax Benefit" shall have the meaning set forth in Section 8.7(h).

         "Note Purchase Price" shall have the meaning set forth in Section
2.1(c).

         "OP Brands" means all Trademarks owned by the Company at the Closing or variants, extensions or modifications thereof developed by Purchaser.

         "Operating Profit" means operating profit of the License Business as calculated in accordance with Schedule B.

         "Options" mean all options to purchase capital stock of the Company held by any Person, whether or not vested and exercisable, which are outstanding immediately prior to the Closing.

         "Order" means any writ, judgment, decree, injunction, stipulation, award or similar order of any Governmental Entity (in each such case whether preliminary or final).

         "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, including any trust;
and (e) any amendment to any of the foregoing.

         "Patents" means all patents and patentable subject matter, including but not limited to business methods, processes and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to sue for past Infringement thereof, and any rights and Contracts to use any patents and patentable assets, anywhere in the world.

         "Permits" mean any licenses, permits, certificates, authorizations, consents or orders of, or filings with, or any waiver of the foregoing, issued by any Governmental Entity necessary for the conduct of, or relating to the operation of the Company's business.

         "Person" means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

         "Policies" shall have the meaning set forth in Section 4.16.

         "Prime Rate" means the rate of interest per annum published in The Wall
Street Journal as the prime rate in effect on the date that the Earnout
Statement is delivered to the Sellers' Representative pursuant to Section
2.3(a).

         "Purchase Price" shall have the meaning set forth in Section 2.1(a)(i).

         "Purchaser" shall have the meaning set forth in the preamble.

                                                          CONFIDENTIAL TREATMENT

         "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 8.2.

         "Representatives" means with respect to any Person, its employees, officers, directors, investment bankers, attorneys, accountants, agents, representatives or Affiliates.

         "Release" means the release of Richard Baker substantially in the form of Exhibit B hereto.

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for, redeem or acquire, or any options, warrants, calls, puts or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

         "Rights of Publicity" means all rights of publicity and privacy, as defined under applicable Law, including the Use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real Persons, and rights to sue for past Infringement thereof.

         "Rules" shall have the meaning set forth in Section 10.8(a).

         "Sales Earnout Period " shall have the meaning set forth in Section
2.2(a)(ii).

         "Sales Earnout Payment" shall have the meaning set forth in Section
2.2(a)(ii).

         ***

         "Securities Act" means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

         "Seller Expenses" means the fees and expenses incurred by or on behalf of the Company, the Sellers or their respective Affiliates in connection with
(i) the negotiation, execution and performance of this Agreement and any other agreements entered into in connection with this Agreement or (ii) the process and activities undertaken by or on behalf of the Company or the Sellers in connection with the sale of the Company or any alternatives thereto, including fees and expenses of attorneys (including Rutan & Tucker LLP), investment bankers (including The Sage Group, LLC) and accountants.

         "Seller(s)" shall have the meaning set forth in the preamble.

         "Sellers' Representative" shall have the meaning set forth in Section
8.9.

         "Shares" shall have the meaning set forth in the recitals.

         "Software" means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing and all rights and licenses to use all Software.

         "Subsidiaries' Shares" shall have the meaning set forth in Section
4.4(c).

         "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such
Person.

         "Tax Contest" shall have the meaning set forth in Section 8.6(b).

         "Tax Returns" shall mean any report, return, document, declaration or other information or filing (including any amendments) with respect to Taxes required by Law to be supplied to any taxing authority or jurisdiction (foreign or domestic), the Company or any of its Subsidiaries, or any clients, customers, employees or others of the Company or any of its Subsidiaries, including information returns, where permitted or required, combined or consolidated returns for any group of entities that includes the Company and any of its
Subsidiaries, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         "Taxes" shall mean any and all taxes, fees, levies or other assessments, including, without limitation, federal, state, local, or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise or similar taxes or social charges, imposed by any
Governmental Entity, together with any interest, penalties, fines or additions to tax and additional amounts imposed with respect thereto.

         "Third Party Claim" shall have the meaning set forth in Section 8.4(a).

         "Trade Secrets" means all trade secrets (as defined under applicable
Law), if any, including trade secrets of the following nature: financing and marketing information; technology; know-how; inventions; proprietary processes;
formulae; algorithms; models and methodologies; customer lists, vendor lists and contacts; and rights to sue for past Infringement thereof, throughout the world.

         "Trademarks" means all trademarks, service marks, trade names, internet domain names and addresses, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to all of the foregoing, all rights to Use any such indicia owned by any third party, and rights to sue for past Infringement thereof, throughout the world.

         "Transfer Taxes" shall mean all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting from the transactions contemplated by this Agreement.

         "Use" means to copy, display, perform, transmit, disclose to third
Persons, create derivative works from and otherwise modify, make, use, sell (or offer to make, use or sell), import, export, and otherwise exploit, and grant to others the right or license to do the same.

         "Warrant" means each warrant to purchase capital stock of the Company.

         "Working Capital" shall mean current assets minus current liabilities
(excluding the D&B Note).

                                   ARTICLE II

                      PURCHASE AND SALE OF SHARES; EARNOUT

         Section 2.1 Purchase and Sale.

         (a) (i) Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each of the Sellers, the Shares held by the Sellers (as set forth on Schedule C hereto), free and clear of all Encumbrances, for an aggregate purchase price equal to $40,000,000 (the "Purchase Price"), minus (i) the Escrow Amount and minus (ii) the amount of the Seller Expenses, if any, identified in the Closing
Certificate (the "Closing Purchase Price"). The Purchase Price shall be allocated among the Sellers as set forth on Schedule C hereto and any reduction of the Purchase Price to determine the amount of the Closing Purchase Price payable to each Seller pursuant to this Section 2.1(a)(i) shall be allocated among each of the Sellers pro rata based on the amount of the Purchase Price that would have been payable to such Seller prior to such reductions, subject to any Tax withholding as to any such Seller.

         (ii) At the Closing, Purchaser shall deposit $2,000,000 (the "Escrow
Amount") with the Escrow Agent in accordance with the Escrow Agreement as security for the indemnification obligations of the Sellers under Article VIII.
The Escrow Agent shall hold, invest, reinvest and disburse the Escrow Amount in accordance with the Escrow Agreement and the Escrow Amount shall not be used for any other purpose, it being understood that any interest on the funds so deposited shall accrue to Purchaser.

                                       10

                                                          CONFIDENTIAL TREATMENT

         (b) Prior to the Closing the Sellers shall exercise, or cause to be exercised, all Options and Warrants, and, as a result, there shall be no outstanding Options, Rights or Warrants outstanding at the Closing. The parties acknowledge that prior to the Closing, in accordance with Schedule 4.4(d), Baker will issue a promissory note to the Company in an amount equal to the aggregate exercise price of the Options held by him, which note shall be repaid in full by
Baker out of the proceeds payable to him by Purchaser at the Closing.

         (c) At the Closing, D&B shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from D&B, all right, title and interest in and to the D&B Note, at a price equal to
$1,000,000 (the "Note Purchase Price"). After such time, the Company shall have no further obligations to D&B with respect to the D&B Note.

         (d) Not later than three Business Days prior to the Closing Date, the
Sellers shall deliver to Purchaser a good faith estimate of the Seller Expenses other than those Seller Expenses that have been paid prior to the date thereof by the Sellers (and not by the Company or its Subsidiaries), together with a certificate (the "Closing Certificate") signed by each of the Sellers setting forth a list and the amount of the Seller Expenses and certifying that such list and amount is such Sellers' best good faith estimate of the Seller Expenses. If
Purchaser disputes any of the Seller Expenses, Purchaser and the Sellers'
Representative shall work together in good faith to resolve by mutual agreement all matters in dispute prior to the Closing. For the purposes of this Agreement, the Closing Certificate, as ultimately agreed to by Purchaser, shall be binding on Purchaser and the Sellers.

         (e) All payments made pursuant to this Section 2.1 shall be subject to all applicable Taxes required to be withheld in respect of such payment.

         Section 2.2 Earnout.

         (a) Additional Payments. In addition to the Purchase Price provided for under Section 2.1 hereof, the Sellers shall be entitled to receive such additional consideration in respect of the sale of the Shares as shall be payable by Purchaser in accordance with this Section 2.2.

                  (i) ***

                  (ii) In addition, if the Company's worldwide brand net sales at wholesale, calculated in accordance with GAAP, exceed *** for the fiscal year ended January 5, 2008 (the "Sales Earnout Period"), then
         Purchaser will pay the Sellers in cash, by wire transfer of immediately available funds, an amount equal to *** of such excess (the "Sales
         Earnout Payment") no later than April 30, 2008 (or, if later, the date any disagreement is resolved pursuant to Section 2.3).

                  (iii) In the event there is a pretax loss for any fiscal year prior to *** or the Sales Earnout Period, such pre tax loss may not be used as an

                                       11

                                                          CONFIDENTIAL TREATMENT

         offset in whole or in part against any amount calculated to determine whether a *** or Sales Earnout Payment is owing.

                  (iv) It is the parties' intent that the calculation of
         Operating Profit be made solely with reference to the Company as it is operated in the ordinary course and not with reference to or including other businesses now owned by Purchaser or which after the Closing may be acquired by or combined with the Company or Purchaser.

         (b) Post-Closing Conduct of Business by Purchaser. Following the
Closing and until expiration of the applicable Additional Payment Period,
Purchaser shall:

                  (i) provide the Company with adequate working capital and
         letters of credit as is reasonably necessary to operate the Company reasonably consistent with the manner in which the business of the
         Company has been conducted prior to the date of this Agreement;

                  (ii) provide the Company with adequate funding, personnel and support as is reasonably necessary to operate the Company reasonably consistent with the manner in which the business of the Company has been conducted prior to the date of this Agreement;

                  (iii) operate the Company as a business unit for operational and financial accounting purposes;

                  (iv) act in good faith in determining whether to retain,
         release or hire personnel from the Company or whether to acquire or dispose of assets of the Company;

                  (v) act in good faith in determining whether to terminate or discontinue any of the businesses which the Company is presently engaged in;

                  (vi) maintain separate books of account for the Company;

                  (vii) operate the Company in good faith in the ordinary course of business and use commercially reasonable efforts to sell, distribute, advertise, market and promote all of the OP Brand products;

                  (viii) provide Sellers, at the end of each calendar year, a report showing:

                           (A) brand sales at wholesale, by OP Brand and by
                  category;

                           (B) advertising expenditures for the OP Brands;

                                       12

                                                          CONFIDENTIAL TREATMENT

                           (C) staffing levels, with names, in order to track
                  adequate personnel commitments of this agreement;

                           (D) notice of termination or substantial amendment or
                  modification of any licenses;

                           (E) following ***, the operating profit calculations
                  of ***. Such information is to be provided from *** through the end of 2006.

         (c) Right of Setoff. Purchaser shall have the right to set off all or any portion of the Additional Payments against any claims that Purchaser
Indemnified Parties may have against the Sellers under Article VIII that have resulted in an arbitration award in favor of Purchaser that is not subject to appeal.

         Section 2.3 Timing of Additional Payments.

         (a) On or prior to the 90th calendar day after the end of the applicable Earnout Payment Period, Purchaser will deliver to the Sellers'
Representative a statement (the "Earnout Statement") setting forth in reasonable detail its calculation of the amount of any applicable *** and Sales Earnout
Payment (the "Earnout Statement Amounts") to be paid to Seller pursuant to this
Section 2.3, which Earnout Statement shall be accompanied by payment of the applicable Earnout Statement Amounts, if any. During the 60-day period following
Seller's Representative's receipt of the Earnout Statement, Purchaser shall provide Sellers' Representative such access, upon reasonable prior notice and during normal business hours, to the financial books and records of the Company and Purchaser (to the extent related to the calculation of ***) with respect to the Additional Payment Periods as is reasonably necessary to determine the amount of *** and Sales Earnout Payment for the Company. Unless Sellers'
Representative, within 60 days after receipt of the Earnout Statement, notifies
Purchaser of any disagreement with the Earnout Statement or the calculation of
*** and Sales Earnout Payment included therewith, the Earnout Statement shall be final and shall be accepted by and be binding upon both Purchaser and Sellers.

         (b) If Sellers' Representative so notifies Purchaser in writing of any such disagreement within such 60-day period, which notice shall set forth the items of disagreement in reasonable detail, and such disagreement cannot be amicably resolved in writing within a period of 30 days commencing on the day on which such notice is delivered, the disagreement as to the Earnout Statement shall be submitted for final determination to Ernst & Young LLP, or such other accounting firm as Purchaser and Seller may mutually agree (the "Earnout
Accountants"), whose review of the Earnout Statement shall be limited to those items in Sellers' Representative's notice to Purchaser that are still in dispute. Any such dispute resolution shall be held in Orange County, California.
The Earnout Statement (as revised in accordance with this sentence) shall become final, binding and nonappealable upon Sellers and Purchaser on the earlier of
(A) the date Sellers' Representative and Purchaser amicably resolve in writing any differences they have with respect to the matters specified in the Sellers'
Representative's notice to

                                       13

                                                          CONFIDENTIAL TREATMENT

Purchaser or (B) the date any disputed matters are finally resolved in writing by the Earnout Accountants. Any Earnout Accountants selected pursuant to this
Section 2.3 shall be instructed to resolve all disputes within 60 days after such disputes are submitted. The Earnout Accountants shall render their final determination with respect to the resolution of such disputes and shall deliver copies thereof to Purchaser and Sellers' Representative. The fees and expenses of the Earnout Accountants pursuant to this Section 2.3 shall be split evenly by
Purchaser, on the one hand, and Sellers, on the other hand. In addition, the
Earnout Accountants shall determine whether Purchaser's or Sellers'
Representatives calculation of the Earnout Statement Amounts is, in the aggregate, closer to the final calculation of the aggregate Earnout Statement
Amounts, as finally determined by the Earnout Accountants. As promptly as practicable after such determination, the Earnout Accountants shall provide written notice of such determination to each of Purchaser and Sellers'
Representative and the party whose calculation of the Earnout Statement Amounts is closer to the final calculation of the aggregate Earnout Statement Amounts, as finally determined by the Earnout Accountants shall be reimbursed the reasonable attorneys' fees which it has incurred in connection with any such action by the other party.

         (c) Purchaser shall make any further payment of the unpaid portion of
*** and Sales Earnout Payment required to be paid hereunder, together with interest thereon at a rate per annum equal to the Prime Rate from the date of
Purchaser's delivery of the Earnout Statement pursuant to paragraph (a) above to the date of payment, in cash, within five days after such amount is finally determined pursuant to paragraph (b) above.

         (d) Any payments of *** and the Sales Earnout Payment shall be made to, and allocated among, the Sellers as directed by the Sellers' Representative.

                                  ARTICLE III

                                     CLOSING

         Section 3.1 Closing. The closing of the transactions pursuant hereto
(hereinafter called the "Closing") shall take place at the offices of Skadden,
Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00
a.m., local time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and place as the Sellers' Representative and Purchaser may agree upon (the date on which the Closing actually occurs being hereinafter referred to as the
"Closing Date").

                                       14

         Section 3.2 Closing Deliveries.

         (a) At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser:

                  (i) certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form reasonably satisfactory to Purchaser for transfer on the books of the Company (with any requisite transfer Tax stamps attached by
         Seller);

                  (ii) an executed receipt for the Closing Purchase Price;

                  (iii) an executed receipt for the Note Purchase Price;

                  (iv) the minute books, stock transfer records and corporate seal (if in existence) of the Company and its Subsidiaries and all other materials related to their corporate administration;

                  (v) a duly executed certificate of each of the Sellers
         pursuant to Section 7.3(c);

                  (vi) duly executed copies of the consents required to be
         obtained by the Sellers pursuant to Section 7.3(e);

                  (vii) duly executed resignations, effective as of the Closing
         Date, from such directors, officers and employees of the Company as
         Purchaser shall have requested in writing not less than two Business
         Days prior to the Closing Date;

                  (viii) a duly executed counterpart of the Escrow Agreement;

                  (ix) certificates in form and substance reasonably
         satisfactory to Purchaser certifying all facts necessary to exempt the transactions contemplated hereby from withholding pursuant to FIRPTA;

                  (x) a copy, certified by the secretary of the Company, of (A)
         the resolutions of the Company's board of directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, which such resolutions shall be in full force and effect and not revoked and (B) the
         Organizational Documents of the Company and its Subsidiaries;

                  (xi) a good standing certificate (or its equivalent) for the
         Company and each of its Subsidiaries issued by the applicable jurisdictions where such companies are qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, dated as of a date within three Business Days prior to the Closing Date;

                                       15

                  (xii) a bring down good standing certificate, dated as of the
         Closing Date, of each of the certificates delivered pursuant to Section
         3.2(a)(xi), or a verbal confirmation from the Secretary of State of the applicable jurisdiction on the Closing Date with respect to such good standing;

                  (xiii) if applicable, a duly executed spousal consent to the transfer of the Shares pursuant to the terms of this Agreement;

                  (xiv) all files maintained by the Sellers relating to the
         Company, including but not limited to copies of all Contracts and related correspondence;

                  (xv) the Release; and

                  (xvi) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request to effect the transactions contemplated by this
         Agreement, in form and substance reasonably satisfactory to Purchaser.

         (b) At the Closing, Purchaser shall deliver or cause to be delivered to the Sellers:

                  (i) an executed receipt for delivery of the Shares;

                  (ii) a duly executed counterpart of the Escrow Agreement;

                  (iii) a duly executed officer's certificate of Purchaser
         pursuant to Section 7.2(c);

                  (iv) a copy, certified by the secretary of Purchaser, of the resolutions of Purchaser's board of directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, which such resolutions shall be in full force and effect and not revoked;

                  (v) a good standing certificate (or its equivalent) for
         Purchaser issued by the State of Delaware, dated as of a date within three Business Days prior to the Closing Date;

                  (vi) a bring down good standing certificate, dated as of the
         Closing Date, of the certificate delivered pursuant to Section
         3.2(b)(v), or a verbal confirmation from the Secretary of State of the
         State of Delaware on the Closing Date with respect to such good standing; and

                  (vii) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as the Sellers may

                                       16

         reasonably request to effect the transactions contemplated by this
         Agreement, in form and substance reasonably satisfactory to the
         Sellers.

         (c) At the Closing, Purchaser shall pay, by wire transfer of immediately available funds:

                  (i) to such account or accounts as the Sellers' Representative shall specify, the Closing Purchase Price to each of the Sellers in the amounts set forth on Schedule C and determined in accordance with
         Section 2.1(a)(i); and

                  (ii) to such account or accounts as D&B shall specify, an
         amount equal to the Note Purchase Price.

         (d) Each party required to provide account information to Purchaser pursuant to this Section 3.2 shall notify Purchaser in writing of such account information not less than five (5) Business Days before the Closing Date.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers, jointly and severally, hereby represents and warrants to Purchaser as follows except as to Sections 4.2, 4.3, and 4.4(d)
which Sellers represent and warrant severally only as to the specific representation made by each Seller:

         Section 4.1 Organization and Standing.

         (a) Except as set forth in Schedule 4.1(a), each of the Company and its
Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and (b) where applicable, is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a
Material Adverse Effect. All such jurisdictions where the Company and each of its Subsidiaries is qualified to do business as a foreign corporation are listed in Schedule 4.1(a).

         (b) Schedule 4.1(b) sets forth a complete list of all Persons in which the Company (i) owns, directly or indirectly, any capital stock or other securities or (ii) has any direct or indirect ownership interest in any business.

         Section 4.2 Authorization.

                                       17

         (a) The execution, delivery and performance by the Company of this
Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and authority and have been duly authorized by all necessary action on the part of the Company and no other corporate proceeding is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement may be limited by or subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (b) general equitable principles
(whether considered in a proceeding in equity or at law).

         (b) In the case of D&B, the execution, delivery and performance by such
Seller of this Agreement and the Escrow Agreement and the consummation by such
Seller of the transactions contemplated hereby and thereby are within such
Seller's power and authority and have been duly and validly authorized by all necessary action on the part of such Seller and no other proceedings on the part of such Seller is necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby or thereby. In the case of each Seller that is a natural person, the execution, delivery and performance by such Seller of this Agreement and the Escrow Agreement and the consummation by such Seller of the transactions contemplated hereby and thereby are within such
Seller's full power and legal rights and no other action on the part of such
Seller is necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement constitutes, and the Escrow Agreement will constitute (assuming the due execution and delivery by each of the other parties hereto and thereto), a legal, valid and binding obligation of such Seller, enforceable against such
Seller in accordance with its terms, except to the extent that enforcement may be limited by or subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

         Section 4.3 Noncontravention. Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement by the Company and the
Sellers does not, and the execution, delivery and performance by the Sellers of the Escrow Agreement and the consummation by the Company and the Sellers of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Organizational Documents of the Company, its Subsidiaries or
any Seller, (b) require any consent, approval, license, permit, order or authorization (each, a "Consent") of, or registration, declaration or filing
(each, a "Filing") with, or notice to, any Governmental Entity or any other
Consent of any other Person, (c) conflict with or violate any applicable Law,
(d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any note, bond, indenture, deed of trust, mortgage, lease, franchise, license, permit, instrument, law, Order or Contract to which the Company, its Subsidiaries or any
Seller is a party or by which the Company, its

                                       18

Subsidiaries or any Seller is bound or (e) result in the imposition or creation of any Encumbrances on any of the property held by the Company or its
Subsidiaries or the Shares.

         Section 4.4 Capital Stock of the Company and the Subsidiaries.

         (a) The authorized capital stock of the Company consists of 100,000 shares of common stock, par value $0.01 per share, of which (i) as of the date hereof, 3,573 shares are issued and outstanding and (ii) as of the Closing Date,
5,589 shares will be issued and outstanding. The Shares are held as of the date hereof, and will be held as of the Closing Date, by the Persons and in the amounts set forth in Schedule C hereto. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal, state and foreign securities Laws. Except as set forth in Schedule 4.4(a), neither the Shares nor the Subsidiaries' Shares have been issued in violation of any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, the Organizational Documents of the Company, or any Contract or
instrument to which the Company or its Subsidiaries are subject or by which they are bound.

         (b) The Company and its Subsidiaries have not granted any Options,
Rights or Warrants other than as set forth in Schedule 4.4(b). Schedule 4.4(b)
hereto also sets forth for each outstanding Option, Right or Warrant, (A) the name of the holder of such Option, Right or Warrant, (B) the number of Shares issuable upon the exercise of such Option, Right or Warrant and (C) the exercise price of such Option, Right or Warrant. True, correct and complete copies of the plans and agreements pursuant to which such Options, Rights or Warrants have been issued have been provided to Purchaser.

         (c) All the outstanding shares of capital stock of the Subsidiaries
(the "Subsidiaries' Shares") are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal, state and foreign securities Laws and all such shares are owned by the Company, free and clear of any Encumbrances.

         (d) Except as set forth in Schedule 4.4(d), each Seller is the record and beneficial owner of the Shares set forth next to such Seller's name on
Schedule C hereto, free and clear of any Encumbrances other than applicable transfer restrictions pursuant to federal, state or foreign securities Laws.
Upon transfer and delivery of such Shares to Purchaser on the Closing Date in accordance with Article II, Purchaser will receive good and valid title to such
Shares, free and clear of any Encumbrances. Except as set forth in Schedule
4.4(d), the transactions contemplated by the terms of this Agreement shall not give rise to any Rights of any Seller and each such Seller does not otherwise have any Rights with respect to the capital stock of the Company.

         Section 4.5 Financial Statements; Liabilities.

         (a) The Company has delivered to Purchaser true and complete copies of the audited consolidated balance sheets of the Company for the fiscal years ended December

                                       19

31, 2001, 2002 and 2003 and the related audited consolidated statements of income and cash flows for the fiscal years then ended (collectively, the
"Company Financial Statements"). Except as otherwise indicated in the notes to the Company Financial Statements, the balance sheets and statements of income included in the Company Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial position and the results of operations of the Company and its Subsidiaries as of the date and for the period presented therein.

         (b) The Company has delivered to Purchaser true and complete copies of the unaudited consolidated balance sheet of the Company as of June 30, 2004 and the related unaudited consolidated statements of income and cash flows of the
Company for the six month period then ended (the "June 2004 Financial
Statements"). Except as set forth in Schedule 4.5(b), the balance sheet and statements of income and cash flows included in the June 2004 Financial
Statements have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present, in all material respects, the financial position and the results of operations of the Company and its
Subsidiaries as of the date and for the period presented therein subject to changes resulting from normal year end adjustments and subject to the absence of footnote disclosure and other presentation items.

         (c) The Company does not have any Liabilities (whether direct, indirect, accrued or contingent) of a nature required by GAAP to be disclosed on a balance sheet except for Liabilities, commitments or obligations (i) for Taxes incurred in the ordinary course of business subsequent to June 30, 2004, (ii)
incurred in the ordinary course of business subsequent to June 30, 2004 and which are immaterial, (iii) reflected on, accrued or reserved against in the
Company Financial Statements or the June 2004 Financial Statements or (iv)
disclosed in Schedule 4.5(c) hereto. Neither the Company nor its Subsidiaries have nor will they have as of the Closing any obligation or liability for earnouts or other contingent payments payable to former owners of assets, stock or other interests acquired by the Company or its Subsidiaries or otherwise arising out of previous acquisitions by the Company or its Subsidiaries.

         Section 4.6 Absence of Certain Changes. Since June 30, 2004, (a) except as set forth in Schedule 4.6 and except to the extent contemplated by or in connection with this Agreement, the Company (through itself or any Subsidiary)
has conducted its business in the ordinary course consistent with past practice and (b) there has not been any event, occurrence or development which, (i)
individually or in the aggregate, would reasonably be expected to have a
Material Adverse Effect or (ii) if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 6.1.

         Section 4.7 Litigation. Except as set forth in Schedule 4.7, there are
(i) no outstanding judgments, decrees, injunctions or orders of any Governmental
Entity by which the Company, its Subsidiaries or any of their respective assets or properties are bound and (ii) no Actions by or before any Governmental Entity pending, or to the knowledge of the Company or the Sellers, threatened against the Company or its Assets, directors or officers.

                                       20

         Section 4.8 Compliance with Applicable Laws.

         (a) Except as set forth in Schedule 4.8 the Company and each Subsidiary has been, and is presently, in material compliance with all applicable Laws.
Neither the Company, its Subsidiaries nor any of the Sellers has received notification of any asserted present or past failure to comply, or to the knowledge of the Company or the Sellers, is aware of any threatened action to do so, except where the failure to have been in compliance or comply would not reasonably be expected to have a Material Adverse Effect.

         (b) To the knowledge of the Company or the Sellers, the licensees of the Company and its Subsidiaries are in material compliance with all applicable
Laws. To the knowledge of the Company or the Sellers, no complaint, claim, lawsuit or charge has been made against any such licensees that could result in liability to the Company or its Subsidiaries.

         Section 4.9 Material Contracts.

         (a) The Company has provided or made available to Purchaser, (i) true and complete copies of all Contracts of the type described in Section 4.9(b)
below, with all amendments and supplements thereto ("Material Contracts"), relating to the business of the Company and its Subsidiaries, each of which is included on Schedule 4.9(a)(i), or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Schedule 4.9(a)(ii).

         (b) Each Material Contract is set forth on Schedule 4.9(a)(i) that corresponds to the subsection ((i) through (xxi)) below that describes such
Material Contract:

                  (i) leases (whether of real or personal property) providing for annual rentals of $1,000 or more;

                  (ii) Contracts for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company or any of its Subsidiaries of $5,000 or more or
         (B) aggregate payments by the Company or any of its Subsidiaries of
         $20,000 or more;

                  (iii) sales, distribution or other similar Contracts providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets;

                  (iv) partnership, joint venture, profit-sharing or
         shareholders' Contracts with any Person;

                  (v) Contracts relating to the acquisition or disposition of any Assets individually or in the aggregate material to the business;

                                       21

                  (vi) Contracts relating to Indebtedness of the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing entered into by the Company or any of its
         Subsidiaries;

                  (vii) any option, license, franchise or similar Contract;

                  (viii) Contracts with any customer where such customer paid more than $10,000 during the fiscal year ended December 31, 2003, or is expected to pay more than $10,000 during the fiscal year ended December
         31, 2004, to the Company or any of its Subsidiaries;

                  (ix) Contracts or subcontracts pursuant to which the Company or any of its Subsidiaries outsources to, or subcontracts with, another business or Person for goods or services in excess of $10,000;

                  (x) Contracts with representatives, sales agencies or
         franchisees which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any of its Subsidiaries of either (A) $1,000 or more annually or (B)
         aggregate payments of $10,000 or more;

                  (xi) Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any of its Affiliates to engage in any business activity or compete with any
         Person or prohibiting or limiting the ability of any Person to compete with the Company or any of its Affiliates;

                  (xii) Contracts between the Company, on the one hand, and any of its Subsidiaries, Affiliates or any Seller, director or officer or former director or former officer of the Company or any of its
         Subsidiaries or any of their Affiliates, on the other hand;

                  (xiii) Confidentiality or similar Contracts (A) covering the business, (B) with employees, consultants and independent contractors or (C) for the benefit of the customers of the Company or any of its
         Subsidiaries;

                  (xiv) Contracts under which the Company or any of its
         Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the ordinary course of business);

                  (xv) Contracts that commit capital expenditures after the date hereof;

                  (xvi) collective bargaining or similar labor Contracts;

                                       22

                  (xvii) Contracts or arrangements that contain any severance pay or post-employment liabilities or obligations or provide for payments to be made as a result of the transactions contemplated by this Agreement;

                  (xviii) Contracts that are not currently terminable by the
         Company or any of its Subsidiaries without liability, penalty or premium upon 90 days' notice;

                  (xix) sponsor agreements and any Contracts relating to
         sponsored athletes;

                  (xx) any potential Contracts which the Company is currently negotiating or pursuing; and

                  (xxi) any other Contract, commitment, arrangement or plan not made in the ordinary course of business that is material to the business of the Company or any of its Subsidiaries.

         (c) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or its Subsidiaries except to the extent that enforcement may be limited by or subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles
(where considered in a proceeding in equity or at law) and, to the knowledge of the Company or the Sellers, of each other party thereto other than Contracts that have expired or terminated in the ordinary course of business; and except as set forth in Schedule 4.9(c), neither the Company, its Subsidiaries nor, to the knowledge of the Company or the Sellers, any other party to such Material
Contract is in violation or breach of or default under any such Material
Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract). To the knowledge of the
Company or the Sellers, no notice of default, termination or non-renewal under any such Material Contract has been received by the Company or any of its
Subsidiaries and no action has been taken or omitted to be taken by the Company or any of its Subsidiaries, or to knowledge of the Company or the Sellers, by other parties thereto which, with the giving of notice or the lapse of time or both, would result in or become a breach of, or give the Company, any of its
Subsidiaries or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel terminate or modify, any
Material Contract.

         Section 4.10 Intellectual Property.

         (a) Schedule 4.10(a) sets forth, for the Intellectual Property, a complete and accurate list as of the date hereof of all of the Company's or its
Subsidiaries' U.S. and foreign (i) Patents and patent applications; (ii)
Trademarks, including trademark registrations (including Internet domain name registrations), trademark applications and material unregistered Trademarks;
(iii) Copyrights, including copyright registrations,

                                       23

copyright applications and material unregistered Copyrights; and (iv) all Rights of Publicity.

         (b) Except for the licenses granted pursuant to the IP Agreements and except as set forth in Schedule 4.10(b), the Company or its Subsidiaries own or
otherwise have the exclusive and perpetual right to Use all Intellectual
Property rights free and clear of all Encumbrances of any type, in each case necessary or incidental to the business of the Company or its Subsidiaries as presently conducted.

         (c) Except as set forth in Schedule 4.10(c), no Actions that would reasonably be expected to have a Material Adverse Effect have been asserted orally or in writing by any third party (x) alleging that the conduct of the business of the Company or its Subsidiaries or the manufacture, use, or sale of any product, or the use of any process, or of any Trademark, Copyright, Patent or Rights of Publicity, now Used by the Company or its Subsidiaries infringes, misappropriates or otherwise violates or dilutes or otherwise makes any claim on or against any Intellectual Property rights of any such third party, or (y)
challenging or questioning the validity or effectiveness of any Intellectual
Property rights of the Company or its Subsidiaries or Intellectual Property Used
by the Company or its Subsidiaries.

         (d) Except as set forth in Schedule 4.10(d), to the knowledge of the
Company or the Sellers, no third party is misappropriating, infringing, diluting or violating in any material respect any Intellectual Property rights owned or
Used by the Company or its Subsidiaries, and no claims have been brought, asserted or threatened by or against any third party with regard to the foregoing.

         (e) All Intellectual Property rights owned by the Company or its
Subsidiaries that are registered or filed with a Governmental Entity are currently in compliance with all formal legal requirements, have not been abandoned, are valid, subsisting and enforceable; and the Company or its
Subsidiaries have properly and fully recorded all Contracts which are required to be recorded or registered with any Governmental Agency anywhere in the world.

         (f) All material Intellectual Property, including, all Patents,
Trademarks and Copyrights, owned, Used and licensed to or by the Company or any of its Subsidiaries are valid, in full force and effect, enforceable, do not infringe any other rights belonging to any other party, and may continue to be
Used in the conduct of the business of the Company or its Subsidiaries, as currently conducted.

         (g) Schedule 4.10(g) sets forth a complete list of all IP Agreements of the Company or its Subsidiaries. All IP Agreements set forth on Schedule 4.10(g)
are valid, subsisting and in full force and effect, and except as specifically disclosed herein, are not subject to any outstanding notices of breach or other violation by any party thereto.

         (h) All Patents, Trademarks, Copyrights, Domain Names and Rights of
Publicity, and all registrations therefore, shall have proper title ownership in the name of the Company or its Subsidiaries.

                                       24

         Section 4.11 Affiliate Transactions. Except as set forth in Schedule
4.11, (a) there is no ongoing agreement or arrangement between the Company, on the one hand, and its Subsidiaries, any Seller or any Affiliate of any Seller,
on the other hand, (b) no director, officer or employee of the Company or its
Subsidiaries or member of his or her immediate family is indebted to the Company or its Subsidiaries, (c) to the knowledge of the Company or the Sellers, no director, officer or employee of the Company or its Subsidiaries has any direct or indirect ownership interest in any supplier, customer or competitor of the
Company or its Subsidiaries and (d) no director, officer or employee of the
Company or its Subsidiaries and no member of the immediate family of any director, officer or employee of the Company or its Subsidiaries has a direct or indirect interest in any Material Contract or has a claim to have an interest in the Intellectual Property rights of the Company or its Subsidiaries.

         Section 4.12 Employee Benefit Plans; ERISA.

         (a) Schedule 4.12(a) contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program
(within the meaning of section 3(1) of ERISA, whether or not covered by ERISA);
each profit-sharing, stock bonus or other "pension" plan, fund or program
(within the meaning of section 3(2) of ERISA, whether or not covered by ERISA)
other than pension funds required by governmental mandate; each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company (the "Company Benefit Plans"). None of the Company nor
any ERISA Affiliate has any commitment or plan to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any employee or former employee of the Company.

         (b) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Purchaser true and complete copies of each of the following documents, as applicable:

                  (i) a copy of the Company Benefit Plan and any amendments
         thereto (or if the Company Benefit Plan is not a written plan, a description thereof);

                  (ii) a copy of the two most recent annual reports and
         actuarial reports, if required under ERISA or similar non-U.S. Laws, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87 or similar
         non-U.S. Laws;

                                       25

                  (iii) a copy of the most recent Summary Plan Description
         required under ERISA or similar non-U.S. Laws with respect thereto;

                  (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                  (v) the most recent notification letter received from the
         Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under section 401 of the Code.

         (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

         (d) All contributions required to be made with respect to any Company
Benefit Plan on or prior to the Closing Date have been timely made. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Affiliate of the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

         (e) None of the Company, any Company Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a Tax imposed pursuant to section 4975 or 4976 of the Code.

         (f) Except as set forth on Schedule 4.12(f), each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

         (g) Each Company Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each
Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9)
of the Code has satisfied such requirements.

         (h) No Company Benefit Plan provides medical, surgical,
hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company from

                                       26

amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company other than limitations imposed under the terms of a collective bargaining agreement.

         (i) No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the
Code.

         (j) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         (k) There has been no material failure of a Company Benefit Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code). The Company has not contributed to a nonconforming group health plan (as defined in section 5000(c)
of the Code) and no ERISA Affiliate of the Company has incurred a tax under section 5000(e) of the Code which is or could become a Liability of the Company.

         (l) There are no pending, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit
Plan (other than routine claims for benefits).

         (m) With respect to each Company Benefit Plan that is not subject to
United States Law (a "Foreign Benefit Plan"): (i) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit
Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (ii) each
Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

         Section 4.13 Taxes. Except as set forth on Schedule 4.13, (i) All Tax
Returns, statements, reports and forms (including estimated tax and information returns and reports) required to be filed by or on behalf of the Company and its
Subsidiaries have, to the extent required to be filed on or before the date hereof, been filed when due, or on valid extension, in accordance with all applicable Laws; (ii) as of the time of filing, the Tax Returns were true, correct and complete in all material respects; (iii) all Taxes shown as due and payable on the Tax Returns that have been filed or that were otherwise due

                                       27

and payable on or before the date hereof have been timely paid, or withheld and remitted to the appropriate Governmental Entity; (iv) the charges, accruals and reserves for Taxes shown on the financial books and records of the Company and its Subsidiaries are adequate to cover such Taxes as of the date hereof; (v) all
Taxes that the Company and its Subsidiaries are, or were, required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Entity; (vi)
other than for 2003, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return for any Tax
Return that has not since been filed; (vii) neither the Company nor any of its
Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired and no power of attorney is currently in force with respect to any matter relating to Taxes of the Company or any of its Subsidiaries; (viii) there is no Action now pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax and no
Governmental Entity has provided to the Sellers, the Company or any of its
Subsidiaries any notice of an intention to open an Action, any request for information relating to Tax matters or notice of assessment, deficiency or adjustment for any amount of Tax; (ix) none of the Sellers, the Company, its
Subsidiaries or any other Person on behalf of the Company or its Subsidiaries have entered into any agreement or consent pursuant to Section 341(f) of the
Code; (x) there are no Encumbrances for Taxes upon the Assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due; (xi)
neither the Company nor any of its Subsidiaries is required to include any adjustment in taxable income pursuant to Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) nor has any Governmental Entity proposed any such adjustment or change of accounting method; (xii) neither the
Company nor any of its Subsidiaries is required to include in income any adjustments pursuant to Section 482 of the Code (or any similar provision of the
Tax Laws of any jurisdiction) nor has any Governmental Entity proposed any such adjustment; (xiii) neither the Company nor any of its Subsidiaries is currently a party to a tax sharing agreement or under any contractual or other obligation to pay any amounts of the type described in the definition of "Taxes"; (xiv)
neither the Company nor any of its Subsidiaries has received any written notice of a claim from a Governmental Entity in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns that any of the Company or its
Subsidiaries is or may be subject to taxation by that jurisdiction; (xv) neither the Company nor any of its Subsidiaries has been a member of an affiliated group as defined under Section 1504(a) of the Code (other than a group the common parent of which was the Company) and does not have any Liability for Taxes of any Person or group of Persons (other than the Company or OpMag.com, Inc.) under
Treas. Reg. Section 1.1502-6 (or any similar provision of the Tax laws of any jurisdiction); (xvi) all federal income Tax Returns filed in respect of the
Company and its Subsidiaries have disclosed all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of
Section 6662 of the Code; (xvii) none of the Subsidiaries that are not United
States persons within the meaning of Code Section 7701 have (or will acquire before the Closing Date) an "investment in United States property" within the meaning of Code Section 956; and (xviii) the Company and each of the
Subsidiaries have

                                       28

receipts for all foreign Taxes paid or accrued beginning with the date of organization of the relevant entity.

         Section 4.14 Environmental Matters.

         Except as set forth in Schedule 4.14, (i) to the knowledge of the
Company or the Sellers, neither the conduct nor operation of the business of the
Company or its Subsidiaries, nor any condition of any of the Leased Real
Property, violates any Environmental Laws, (ii) neither the Sellers, the Company nor any of its Subsidiaries has received or been subject to any notice, Action,
Order or written information request from any Person stating or alleging, or in the case of a written information request, raising the possibility, that the
Company or any of its Subsidiaries is in violation of any applicable
Environmental Law or is otherwise liable pursuant to any applicable
Environmental Law and (iii) to the knowledge of the Sellers or the Company, there have been no spills, disposals or releases of Hazardous Materials on, at, under, or from any real property currently or previously owned, leased or operated by the Company or its Subsidiaries.

         Section 4.15 Real and Personal Properties.

         (a) The Company or its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in the real property, personal property and Assets used by the Company or its Subsidiaries in their respective businesses, free and clear of all Encumbrances, except (i) as set forth in
Schedule 4.15(a); (ii) as disclosed in the Company Financial Statements; (iii)
liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings and adequate reserves therefor are reflected in the
Company Financial Statements; (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not more than 30 days past due or are being contested in good faith; and (v) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

         (b) Neither the Company nor any of its Subsidiaries own any real property. Schedule 4.15(b) hereto sets forth as of the date of this Agreement a complete and correct schedule of all Leased Real Property, listing the address of each Leased Real Property, the lessor and lessee (or sublessor and sublessee, as the case may be) under the applicable lease (each, a "Lease" and collectively, the "Leases") and in each case, the street address and the current use of such Leased Real Property.

         (c) Except as set forth in Schedule 4.15(c), (i) each Lease is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries subject to bankruptcy, moratorium, and/or other equitable defenses; (ii) neither the Company nor its Subsidiaries have, nor, to the knowledge of the Company or the Sellers, has any other party thereto (including the lessor or sublessor thereunder) violated or waived any material terms or conditions of any Lease;
(iii) to the knowledge of the Sellers the current use of the Leased Real
Property by the Company or the Subsidiaries does not violate the certificates of

                                       29

occupancy thereof, the local zoning or similar land use or other Laws or the applicable lease agreement; and (iv) the consummation of the transactions contemplated by this Agreement will not constitute a default or give rise to a right of termination or cancellation of any right or loss of benefit under, any of the Leases. The Company has delivered or made available to Purchaser a true and complete copy of each of the Lease documents listed on Schedule 4.15(b). To the extent that any Person, other than the Company or its Subsidiaries, has a right to use or occupy any portion of any of the premises demised under any
Lease, such right(s) would not reasonably be expected to have a Material Adverse
Effect. There are no outstanding options or rights of first refusal to which the
Company or any of the Subsidiaries is a party to purchase, use or occupy the
Leased Real Property.

         (d) Except as set forth in Schedule 4.15(d) hereto, the personal property and Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible (including all
Intellectual Property rights used by the Company or its Subsidiaries, including those used pursuant to license agreements), necessary to conduct the business of the Company or its Subsidiaries as conducted on or immediately prior to the date hereof. The tangible Assets are free from material defects, have been maintained in all material respects in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

         (e) Except as set forth in Schedule 4.15(e), neither the Company nor any of its Subsidiaries has received written notice of any condemnation, expropriation or other proceedings in eminent domain pending or threatened (to the knowledge of the Company or the Sellers) with respect to any of Leased Real
Property by any Person which has had or could reasonably be expected to have
Material Adverse Effect. To the knowledge of the Sellers, there is no Order outstanding, nor any Action pending or, to the knowledge of the Company or the
Sellers, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any of the Leased Real Property.

         (f) Except as set forth in Schedule 4.15(f), to the knowledge of the
Sellers, each Leased Real Property (i) is adequate and suitable for its present and intended uses and (ii) has water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protections, drainage and other public utilities, as is necessary for the present and intended conduct of the business of the Company or its Subsidiaries.

         Section 4.16 Insurance. Schedule 4.16 sets forth a complete, accurate and current description of all policies of property and casualty insurance, including physical damage, general liability, workers compensation and all other forms of insurance and similar arrangements (collectively, the "Policies")
presently in effect with respect to the Assets and operations of the Company and its Subsidiaries. Except as set forth in Schedule 4.16, all Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies, except for such cancellations or terminations which would not reasonably be expected to have a
Material Adverse Effect; and no insurance or proceeds relating to such Policies have been

                                       30

assigned by the Company or its Subsidiaries to any Person. The Policies are
sufficient for compliance in all material respects with all Contracts to which the Company or any of its Subsidiaries is a party or bound, (y) are valid, outstanding and enforceable and (z) provide sufficient insurance coverage for the Assets and operations of the Company and its Subsidiaries.

         Section 4.17 Labor Matters. Except as set forth in Schedule 4.17:

         (a) Neither the Company nor any of its Subsidiaries is a party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; to the knowledge of the Company or the Sellers, there are no labor union organizing activities with respect to any of the employees of the Company or its Subsidiaries; and from January 1, 2001 to the date of this Agreement, there has been no actual or, to the knowledge of the
Company or the Sellers, threatened labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or its Subsidiaries.

         (b) The Company and its Subsidiaries are, and have been since January
1, 2001, in material compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws with respect to terms and conditions of employment, health and safety, wages and hours, immigration, child labor, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers compensation, labor relations, employee leave issues and unemployment insurance. No notice of violation of any of the foregoing has been received since January 1, 2001.

         (c) Neither the Company nor any of its Subsidiaries is delinquent in payments to any of the Company's employees for any services or amounts required to be reimbursed or otherwise paid in amounts in excess of $25,000.

         (d) To the knowledge of the Company or the Sellers, no employee of the
Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating
(i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

         Section 4.18 Permits. Schedule 4.18 sets forth a complete list of all
Permits used in, or otherwise held in connection with, the business of the
Company or its Subsidiaries, all of which are in full force and effect, unless otherwise noted. Except as set forth in Schedule 4.18, (i) neither the Company nor any of its Subsidiaries is in default, nor has the Company or any of its
Subsidiaries received any notice of any claim of material default, with respect to any such Permit, (ii) such Permits constitute all of the material licenses, franchises and other permits necessary for the Company or its Subsidiaries to own, operate, use and maintain its business in the manner in which it is

                                       31

now operated and maintained and to conduct its business as currently conducted and (iii) all such Permits are, and after given effect to the transactions contemplated hereby, will be, valid and in full force and effect.

         Section 4.19 Inventory. Except as set forth in Schedule 4.19 hereto, neither the Company nor any of its Subsidiaries has any inventory.

         Section 4.20 Accounts Receivable. Except as set forth in Schedule 4.20, all accounts receivable of the Company or its Subsidiaries, whether reflected on the Company's consolidated balance sheet as of June 30, 2004 or otherwise, (a)
represent actual amounts incurred by the applicable account debtors, (b) arose from bona fide transactions in the ordinary course of business consistent with past practice, (c) are not subject to valid counterclaims or set offs and (d)
are fully collectible except to the extent of the applicable reserves set forth in Schedule 4.20. Since December 31, 2003, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company or its
Subsidiaries, except for non-material write-offs in the ordinary course of business consistent with past practice.

         Section 4.21 Books and Records. Other than as disclosed in Schedule
4.21, the books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which have been made available to
Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of such boards of the Company and its Subsidiaries.

         Section 4.22 Brokers. Except as otherwise disclosed in Schedule 4.22, other than The Sage Group, LLC, neither the Company, any of its Subsidiaries nor the Sellers have employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Sellers, the Company or any of its Subsidiaries have or could have any liability.

         Section 4.23 Investigation and Sophistication. Each Seller has such knowledge, experience, and skill in financial matters with respect to investments and securities so as to enable it to understand and evaluate the merits and risks of the disposition of the Shares. Sellers have been provided with all documentation which they have requested from Purchaser. Except as set forth in Article V of this Agreement, Purchaser has not made any representations and warranties to the Sellers. Except as set forth in this Agreement, Purchaser has not made any covenants to the Sellers. The foregoing language in this
Section 4.23 is not intended to diminish or eliminate the reliance by the
Sellers on the representations and warranties contained in Article V of this
Agreement.

                                       32

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser hereby represents and warrants to the Sellers as follows:

         Section 5.1 Organization and Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all power (corporate or otherwise) and authority required to enter into this Agreement and consummate the transactions contemplated hereby.

         Section 5.2 Authorization. The execution, delivery and performance by
Purchaser of this Agreement and the Escrow Agreement and the consummation by
Purchaser of the transactions contemplated hereby and thereby are within the powers (corporate or otherwise) and authority of Purchaser and have been duly authorized by all necessary action on the part of Purchaser and no other proceeding (corporate or otherwise) is necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement constitutes, and the Escrow Agreement at the Closing will constitute (assuming the due execution and delivery by each of the other parties hereto and thereto) a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that enforcement may be limited by or subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (b)
general equitable principles (whether considered in a proceeding in equity or at law).

         Section 5.3 Consents. Except for the filing of notification reports under the HSR Act, no Consent of, or Filing with, any Governmental Entity or other Person is required for or in connection with the execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not impair in any material respect the ability of Purchaser to perform its obligations hereunder or under the Escrow
Agreement.

         Section 5.4 Non Contravention. The execution, delivery and performance of this Agreement or the Escrow Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not, (i)
conflict with or violate any provision of the Organizational Documents of
Purchaser, (ii) subject to obtaining or making the Consents and/or Filings, as the case may be, referred to in Section 5.3, conflict with or violate any applicable Law, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any note, bond, indenture, deed of trust, mortgage, lease, franchise, license, permit, instrument, law, Order or Contract to which Purchaser is a party or by which Purchaser is bound or (iv) result in the imposition or creation of any
Encumbrances on any of the property held by Purchaser, or give rise to the loss of any benefit Purchaser is entitled to.

                                       33

         Section 5.5 Brokers. Neither Purchaser nor any of their respective directors, officers, employees or Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement for which any Seller or any Affiliate thereof, or, in the event the Closing does not occur, any Seller, the Company or any of their respective Affiliates, has or could have any Liability.

         Section 5.6 Investment Representation. Purchaser understands that the
Shares may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the Securities Act and that in the absence of an effective registration statement covering the Shares or a valid exemption from registration under the
Securities Act, the Shares must be held indefinitely. Purchaser is acquiring the
Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         Section 5.7 Financing. Purchaser will have, at or prior to the Closing
Date and at or prior to the payment of the Additional Payments, as the case may be, sufficient funds available to pay the Purchase Price and the Additional
Payments.

         Section 5.8 Investigation and Sophistication. Purchaser has such knowledge, experience, and skill in financial matters with respect to investments and securities so as to enable it to understand and evaluate the merits and risks of the acquisition of the Shares and to form an investment decision with respect to such investments. Purchaser understands that an investment in and ownership of the Company involves a degree of risk with no guarantee of profit or return, and the possibility of loss of the Purchaser's investment. Purchaser has been provided with all documentation which it has requested from Sellers and the Company. Except as set forth in Article IV of this Agreement, neither the Company nor the Seller have made any representations and warranties to the Purchaser as to the Company and the Shares. Except as set
forth in this Agreement, the Sellers have not made any covenants to Purchaser.
The foregoing language in this Section 5.8 is not intended to diminish or eliminate the reliance by the Purchaser of the representations and warranties contained in Article IV of this Agreement.

                                   ARTICLE VI

                                    COVENANTS

         Section 6.1 Conduct of the Business.

         (a) Until the Closing, the Sellers shall cause the Company and its
Subsidiaries to, and the Company and its Subsidiaries shall, conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Sellers shall cause the Company and its
Subsidiaries to, and the Company and its Subsidiaries shall, use their best efforts to preserve intact their present business organization, and retain the services of the key officers and employees and preserve their relationships with

                                       34

customers, suppliers and others having business dealings with the Company or any of its Subsidiaries, all with the intent of preserving unimpaired their goodwill and ongoing businesses at the Closing Date. In addition, the Sellers will cause the Company and its Subsidiaries to refrain from, and the Company and its
Subsidiaries shall refrain from, except as set forth in Schedule 6.1:

                  (i) amending their Organizational Documents or taking any
         action with respect to any such amendment;

                  (ii) authorizing, issuing, selling or otherwise disposing of, or committing to sell or deliver any shares of capital stock of or any
         Option, Right or Warrant with respect to the Company or its
         Subsidiaries (except upon exercise of the Options and Warrants pursuant to the terms of this Agreement), or modifying or amending any right of any holder of outstanding shares of capital stock of or Option, Right or Warrant with respect to the Company or its Subsidiaries;

                  (iii) splitting, combining or reclassifying any shares of the
         Company's or any of its Subsidiaries' capital stock, declaring, setting aside or paying any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries or the D&B Note (other than payments of interest on the D&B Note when due in accordance with its terms), or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option, Right or
         Warrant with respect to the Company or its Subsidiaries;

                  (iv) increasing or otherwise changing the rate or nature of employee compensation (including wages, salaries and bonuses);

                  (v) entering into any employment agreement with any employee or prospective employee of the Company or its Subsidiaries or adopting any new employee benefit plan, policy, program or arrangement, or amending any benefit plan in a way that would serve to increase the benefits payable thereunder;

                  (vi) adopting a plan of complete or partial liquidation,
         dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

                  (vii) except as may be required as a result of a change in Law or in GAAP, changing any of the accounting principles or practices
         (whether for financial accounting or tax purposes) used by it;

                  (viii) revaluing any of its assets, including, without
         limitation, writing-off notes or accounts receivable other than in the ordinary course of business or as required by GAAP;

                                       35

                  (ix) making or revoking any material Tax election, changing an accounting period or adopting or changing an accounting method, filing any amended Tax Return, entering into any closing agreement or settling or compromising any Tax liability;

                  (x) (A) incurring, assuming or compromising any Indebtedness or issuing any debt securities; (B) assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C)
         making any loans, advances or capital contributions to any other
         Person; (D) pledging or otherwise encumbering shares of capital stock of the Company or its Subsidiaries; or (E) mortgaging or pledging any of the Assets of the Company or its Subsidiaries, or creating or suffering to exist any Encumbrance thereupon;

                  (xi) selling, licensing, leasing or otherwise disposing of any
         Assets except pursuant to Contracts existing as of the date hereof;

                  (xii) entering into, amending, extending or terminating any
         Contract, license, lease or other agreement;

                  (xiii) acquiring (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or any assets;

                  (xiv) authorizing or making any capital expenditures
         individually in excess of $10,000 or in the aggregate in excess of
         $20,000, except for those capital expenditures made pursuant to
         Contracts of the Company or its Subsidiaries existing as of the date hereof;

                  (xv) taking or failing to take any action whereby any
         Intellectual Property rights owned or used by the Company or its
         Subsidiaries may lapse, become abandoned, or unenforceable;

                  (xvi) entering into any transaction or Contract which
         restricts the Company, its Subsidiaries or any of their respective
         Affiliates from engaging in any business or activity anywhere in the world;

                  (xvii) instituting any Action or settling or compromising any pending or threatened Actions (A) which relate to the transactions contemplated hereby or (B) that are material;

                  (xviii) requesting or requiring any Person to accelerate the payment of the accounts receivable of the Company or its Subsidiaries except in the ordinary course of business, or factoring any accounts receivable of the Company or its Subsidiaries;

                                       36

                  (xix) deferring the payment of the accounts payable of the
         Company or its Subsidiaries beyond the Company's or its Subsidiaries'
         payment practices in the ordinary course of business;

                  (xx) taking any other action not in the ordinary course of business resulting in a decrease in Working Capital or an increase in cash of the Company or its Subsidiaries; or

                  (xxi) taking or agreeing in writing or otherwise to take any of the actions described in Sections 6.1(a)(i) through 6.1(a)(xx) or any action which would make any of the representations or warranties of the Sellers contained in this Agreement untrue or incorrect.

         (b) Sellers shall cause the Company and its Subsidiaries to comply, as of the Closing Date, with the representations contained in clauses (i) through
(v) of Section 4.13 above for all periods through and including the Closing
Date.

         (c) From the date hereof through the Closing, Sellers shall not sell, transfer, assign, pledge or take any other action that would result in any
Encumbrance on the Shares.

         Section 6.2 Access to Information.

         (a) From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company shall and shall cause its Representatives to, give Purchaser and its authorized Representatives reasonable access to the business, operations, properties, personal property, books and records, Contracts and commitments of the Company and its Subsidiaries during normal business hours and upon prior notice, provided that such access shall not unreasonably interfere with normal operations of the Company or its
Subsidiaries, and shall furnish to Purchaser and its authorized Representatives such financial and operating data including, without limitation, financial reports prepared for the directors and officers of the Company, its Subsidiaries or the Sellers, and other information as Purchaser may reasonably request and instruct the employees and Representatives of the Company to assist Purchaser in its investigation of the Company and its Subsidiaries.

         (b) For a period of two years following the date hereof, or in the case of information obtained after the date hereof, for a period of two years following the date on which such information was obtained, the Sellers and
Purchaser shall, and shall cause their respective Affiliates and Representatives to, keep confidential and not disclose or transfer any information regarding the
Company, its Subsidiaries or Purchaser (in the case of the Sellers) or the
Sellers (in the case of Purchaser) obtained in connection with the transactions contemplated by this Agreement or otherwise unless such information (i) is or becomes publicly available (other than a result of breach of this Section
6.2(b)), (ii) is disclosed after written approval for such disclosure has been given by Purchaser or the Sellers' Representative, as appropriate, (iii) is requested pursuant to, or required by applicable Law, to be disclosed, provided that the party receiving such request shall

                                       37

promptly notify Purchaser, in the case of any of the Sellers, or Sellers'
Representative, in the case of Purchaser, so that such other party may seek a protective order or other appropriate remedy, or (iv) is reasonably required for a valid business purpose by any member of D&B in which case such member shall be governed by the confidentiality terms of this Agreement.

         Section 6.3 Commercially Reasonable Efforts.

         (a) Subject to the terms and conditions of this Agreement and applicable Law, the Sellers, Sellers' Representative and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall use their commercially reasonable efforts to (to the extent not already obtained or completed) (i) obtain all Consents, Permits, Orders or other permissions or actions by, and give all necessary notices to, and make all Filings with and applications and submissions to, any Governmental Entity or other Person, including, without limitation, under the HSR Act, necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; and (ii) provide all such information concerning such party as may be necessary or reasonably requested in connection with any of the foregoing.

         (b) The Sellers, Sellers' Representative and Purchaser shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall reasonably cooperate in connection with obtaining all required Consents of any Governmental Entity. In that regard, each party shall without limitation and in each case, subject to applicable Law: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this
Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written
(or any material proposed oral) communication with any such Governmental Entity,
(iii) not participate in any meeting, teleconference or videoconference with any such Governmental Entity unless it first consults with the other and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications between it and any such Governmental
Entity with respect to this Agreement or the Acquisition and (v) furnish the other with such necessary information and reasonable assistance as the Sellers or Purchaser may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity.
The Sellers' Representative and Purchaser, as each deems advisable and necessary, may reasonably designate any competitively sensitive material provided to the other under this Section 6.3(b) as "counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express

                                       38

permission is obtained in advance from the source of the materials (Purchaser or
Sellers, as the case may be) or its legal counsel.

         Section 6.4 Post-Closing Books and Records. Purchaser and Sellers'
Representative shall use reasonable best efforts to cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of not less than 180 days after the Closing Date to ensure the orderly transition of the Company from the Sellers to Purchaser and to minimize any disruption that might result from the transition contemplated hereby. Upon reasonable written notice and during normal business hours, Purchaser and
Sellers' Representative, shall provide the other party with such information and records and make such of its Representatives as may reasonably be requested by such other party in connection with financial reporting and accounting matters that relate to the Company or the preparation of any Tax Return, Tax audit or
Action with respect to Taxes that relates to the Company. The party requesting such assistance shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred in providing such assistance pursuant to this
Section 6.4. The Company shall not be required by this Section 6.4 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. The access rights provided pursuant to this Section 6.4 shall be in addition to those rights described in Section
2.3(a) herein.

         Section 6.5 Expenses. Except as otherwise expressly provided in this
Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Sellers shall pay or cause to be paid in full on or before the Closing all Seller
Expenses; provided that any Seller Expenses set forth in the Closing Certificate shall be deducted from the Purchase Price pursuant to Section 2.1 hereof and paid, or caused to be paid, by Purchaser at the Closing.

         Section 6.6 Termination of Certain Agreements. All agreements set forth in Schedule 6.6 between any Subsidiary of the Company, Seller or any Affiliate
of any Seller (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated on or prior to the Closing Date, and all
Liabilities thereunder shall be satisfied on or prior to the Closing Date.

         Section 6.7 Taxes.

         (a) The Sellers shall cause the Company and its Subsidiaries to prepare and file or shall prepare and file on behalf of the Company and its
Subsidiaries, in a manner consistent with prior practice except as required by applicable Law, all Tax Returns that are required to be filed by or with respect to the Company and each of its Subsidiaries that are due on or prior to the
Closing Date, and shall remit or cause to be remitted any Taxes arising in respect of such Tax Returns. Purchaser shall file, or cause to be filed all other Tax Returns with respect to the Company and its Subsidiaries and shall remit or cause to be remitted any Taxes arising in respect of such Tax Returns.
Any Tax Returns prepared by Purchaser shall contain reporting provisions consistent with prior historical practice to the extent consistent with applicable Law. With respect to any Tax Return (i)

                                       39

to be prepared by Purchaser in accordance with this Section 6.7, and (ii)
relating to any tax period beginning prior to the Closing Date, Purchaser shall provide the Sellers with a draft of any such Tax Return no later than 10
Business Days prior to the time that such Tax Return is filed and shall allow the Sellers to review, comment upon and reasonably approve without undue delay any such Tax Return. Notwithstanding the foregoing, the Sellers shall cause the
Company and its Subsidiaries to file all Tax Returns relating to Transfer Taxes and shall remit any Transfer Taxes in respect of such Tax Returns.

         (b) The Sellers and Purchaser will, unless prohibited by applicable
Law, close the taxable period of the Company and its Subsidiaries as of the close of business on the Closing Date. Sellers, Purchaser, the Company and its
Subsidiaries shall not take any position inconsistent with the preceding sentence on any Tax Return. Any Taxes attributable to a taxable period that ends on or before the Closing Date shall be allocated to Sellers. Any Taxes attributable to a taxable period that begins after the Closing Date shall be allocated to Purchaser. If applicable Law does not permit the Company or any of its Subsidiaries to close its taxable year as of the close of business on the
Closing Date, or where Taxes are assessed with respect to a taxable period which includes the Closing Date (but does not end on that day), then Taxes, if any, attributable to the taxable period of the Company or any of its Subsidiaries beginning before and ending after the Closing Date shall be allocated (i) to
Sellers for the period up to and including the Closing Date, and (ii) to
Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the Company and its Subsidiaries as of the close of the Closing Date; in the case of a Tax that is not based on net income, the amount of Tax allocable to the portion of the taxable period either beginning before and ending on the Closing Date or beginning on the day following the Closing Date shall be determined by multiplying the total amount of Tax for the taxable period by a fraction, the numerator of which is the number of days of such portion of the taxable period, and the denominator of which is the total number of days in such taxable period.

         Section 6.8 Non-Solicitation of Employees; Non-Competition. Until two
years from the date of this Agreement, (i) neither the Sellers nor any of their
Affiliates or Representatives will, directly or indirectly, solicit for purposes of employment, offer to hire, entice away, or enter into any contract with any employee or consultant of Purchaser or the Company or their Subsidiaries, or otherwise solicit, induce or otherwise encourage any such person to discontinue, cancel or refrain from entering into any relationship (contractual or otherwise)
with Purchaser or the Company or their Subsidiaries (other than through general advertising or other general solicitation not targeted to Purchaser's or the
Company's employees or contractors) without Purchaser's prior written consent and (ii) without the express prior written consent of Purchaser, Sellers will not, except as set forth in Schedule 6.8, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any swimwear, sportswear, activewear or surf-related business similar to the business of the Company or its
Subsidiaries or which competes with the business of the Company or its
Subsidiaries anywhere the Company or its Subsidiaries currently conducts business; provided, that the foregoing shall not prohibit the Sellers from

                                       40

owning, as a passive investment, five percent (5%) or less of the outstanding equity of any publicly-traded entity; provided, further, that if, on or prior to the Closing, Richard Baker enters into an employment agreement with Purchaser that includes a covenant not to compete, such covenant will govern and subclause
(ii) of this Section 6.8 shall no longer be of any force and effect with respect to Mr. Baker. In the event of a determination by arbitration pursuant to this
Agreement that breach of any of the provisions of Section 2.2 of this Agreement has occurred, the provisions of this Section 6.8 shall no longer be of any force and effect.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

         Section 7.1 Conditions of the Parties' Obligations to Effect the
Closing. The respective obligations of the parties to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each of the parties prior to the Closing of the following conditions:

         (a) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the Closing; and

         (b) all Consents of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including under the HSR Act) shall have expired and no such approval or expiration shall contain any material conditions, limitations or restrictions.

         Section 7.2 Additional Conditions to Obligation of the Sellers to
Effect the Closing. The obligations of the Sellers to effect the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by Purchaser on or prior to the Closing Date;

         (b) the representations and warranties of Purchaser contained in this
Agreement that are qualified by materiality shall be true and correct and any such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the Closing Date;

         (c) the Sellers shall have received from Purchaser a certificate, dated the Closing Date, duly executed by an executive officer of Purchaser, satisfactory in form to the Sellers, to the effect of paragraphs (a) and (b)
above; and

                                       41

         (d) the Sellers shall have received from Purchaser the documents referred to in Section 3.2(b)(iv); and

         (e) Purchaser and Wells Fargo Bank, N.A., or such other agent as the parties may agree upon prior to the Closing Date (the "Escrow Agent"), shall have delivered a signed counterpart to the Escrow Agreement.

         Section 7.3 Additional Conditions to Obligation of Purchaser to Effect
the Closing. The obligations of Purchaser to effect the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) the Sellers shall have performed in all material respects their obligations under this Agreement required to be performed by the Sellers on or prior to the Closing Date;

         (b) the representations and warranties of the Sellers contained in this
Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct and any such representations and warranties that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing
Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the
Closing Date;

         (c) Purchaser shall have received from each of the Sellers a certificate, dated the Closing Date, duly executed by each Seller, satisfactory in form to Purchaser, to the effect of paragraphs (a) and (b) above;

         (d) each of the Sellers shall have delivered or caused to be delivered to Purchaser certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form reasonably satisfactory to Purchaser for transfer on the books of the Company (with any requisite transfer Tax stamps attached by Seller);

         (e) the Company shall have obtained all of the Consents and provided all notices set forth in Schedule 7.3(e);

         (f) each of the Sellers and the Escrow Agent shall have delivered a signed counterpart to the Escrow Agreement;

         (g) Purchaser shall have received the written resignations, effective as of the Closing Date, of such directors of the Company as are requested in writing by Purchaser not fewer than seven days prior to the date of satisfaction or waiver of the other conditions set forth in this Article VII;

         (h) all agreements set forth on Schedule 6.6 shall have been terminated on or prior to the Closing Date and all Liabilities thereunder shall be satisfied prior to the Closing Date;

                                       42

         (i) all Patents, Trademarks, Copyrights, Domain Names and Rights of
Publicity, and all registrations therefore, shall have proper title ownership in the name of the Company;

         (j) since June 30, 2004, there has not been any event, occurrence or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

         (k) Purchaser shall have received from the Sellers the documents referred to in Section 3.2(a)(x) and (xiii); and

         (l) the Company and the Sellers shall deliver all such other certificates, documents and instruments as Purchaser shall reasonably request in connection with the consummation of the transactions contemplated by this
Agreement.

                                  ARTICLE VIII

         INDEMNIFICATION, THE SELLER REPRESENTATIVE, AND MUTUAL RELEASE

         Section 8.1 Survival of Representations and Warranties. All
representations, and warranties of the parties contained in this Agreement will survive the Closing until March 31, 2006; provided, that, (i) the representations and warranties contained in Sections 4.1, 4.2, 4.4, 5.1 and 5.2 shall survive indefinitely and (ii) the representations and warranties contained in Sections 4.13 and 4.14 shall survive until the expiration of the statute of limitations for the applicable representation and warranty plus six months. Any representation or warranty that would otherwise terminate in accordance with this Section 8.1 will continue to survive if notice of a claim shall have been given under this Article VIII on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1 shall limit any covenant, obligation or agreement of the parties which by its terms contemplates performance after the
Closing.

         Section 8.2 Indemnification of Purchaser. Subject to the limitations contained in this Article VIII, the Sellers each shall jointly and severally
(except with respect to the representations and warranties contained in Sections
4.2, 4.3 and 4.4(d) as to which Sellers' obligations hereunder shall be several and not joint) indemnify, defend and hold harmless Purchaser, its Affiliates and their respective officers, members, managers, directors, employees and shareholders, and their respective successors and assigns (the "Purchaser
Indemnified Parties") from and against any and all Losses which arise out of, result from or relate to:

         (a) any breach of any representation or warranty made by the Sellers in this Agreement or in any certificate or document delivered at Closing by the
Company or the Sellers pursuant to this Agreement, provided, that to the extent that any such

                                       43

representation or warranty is qualified by materiality or Material Adverse
Effect, such qualifications shall be ignored for purposes of indemnification under this Section 8.2(a);

         (b) any Seller Expenses that were not set forth in the Closing
Certificate and not paid in full by the Sellers on or prior to the Closing; and

         (c) any breach by the Company or the Sellers of any agreement, covenant or obligation of the Company or the Sellers contained in this Agreement.

         Section 8.3 Indemnification of the Sellers. Subject to the limitations contained in this Article VIII, Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates, and their respective officers, directors, employees and shareholders, and their respective successors and assigns from and against any and all Losses which, arise out of, result from or relate to:

         (a) any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or document delivered at Closing by
Purchaser pursuant to this Agreement, provided, that, to the extent that any such representation or warranty is qualified by materiality, such qualifications shall be ignored for purposes of indemnification under this Section 8.3(a);

         (b) any breach by Purchaser of any covenant or obligation of Purchaser contained in this Agreement; and

         (c) any Action brought by the Persons set forth on Schedule 8.3(c)
related to the Acquisition and the transactions contemplated by this Agreement.

         Section 8.4 Indemnification Procedure for Third Party Claims.

         (a) Promptly after receipt by an Indemnified Party of notice from any third party of a claim or demand in respect of which indemnity may be sought under Section 8.2 or 8.3 which is asserted against or sought to be collected from the Indemnified Party, including the commencement of any Action against it
("Third Party Claim"), the Indemnified Party shall, if a claim is to be made against an Indemnifying Party under such Section 8.2 or 8.3, as applicable, give notice to the Indemnifying Party of the Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any
Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnifying Party's failure to receive such notice.

         (b) If any Third Party Claim referred to in Section 8.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of such claim, the Indemnifying Party will be entitled to participate in any Action underlying the claim and, to the extent that it wishes (unless the Indemnifying
Party is also a party to such Action and the Indemnified Party determines in good faith that joint representation would be inappropriate, in which event such
Indemnified Party shall have the right to retain, at the Indemnifying Party's expense, one separate counsel, reasonably satisfactory to the Indemnifying
Party, to defend such claim on behalf of such Indemnified Party), assume

                                       44

the defense of such claim with counsel reasonably satisfactory to the
Indemnified Party and, after notice from the Indemnifying Party to the
Indemnified Party of its election to assume the defense of such Action, except in the circumstances described in the parenthetical above, the Indemnifying
Party will not, as long as it diligently conducts such defense, be liable to the
Indemnified Party under this Section 8.4 for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying
Party assumes the defense of the Third Party Claim: (i) no compromise or settlement of such claim may be effected by the Indemnifying Party without the
Indemnified Party's written consent unless (except in respect of any claim for
Taxes, where the Indemnified Party's consent shall be required in all events)
(A) there is no finding or admission of any violation of Law or Order or any violation of the rights of any Person, (B) such settlement or compromise releases the Indemnified Party in connection with such Third Party Claim, (C)
the sole relief provided is monetary damages that are paid in full by the
Indemnifying Party and (D) such settlement or compromise does not require any payment or other action by, or limitation on, the Indemnified Party; (ii) the
Indemnified Party will have no Liability with respect to any compromise or settlement of such claim effected without its written consent; and (iii) the
Indemnified Party shall have the right to participate in such defense and to employ counsel, in each case, at its own expense. Subject to Section 8.4(c), if notice is given to an Indemnifying Party of any Third Party Claim and the
Indemnifying Party does not, within ten (10) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party and the Indemnifying Party will be responsible for any
Losses incurred in connection with the defense, compromise, settlement or final determination of such Action.

         (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, except where nonmonetary relief is merely incidental to a primary claim or claims for monetary damages, the Indemnified Party may, by notice to the Indemnifying
Party, assume the exclusive right to defend, compromise, or settle such Action, but the Indemnifying Party will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) The parties shall cooperate in the defense of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the provisions of this Article VIII.

         Section 8.5 Indemnification Procedure for Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article VIII that does not involve a Third Party Claim, the Indemnified
Party shall notify the Indemnifying Party of a claim promptly following the
Indemnified Party becoming aware

                                       45

of the same. The failure by any Indemnified Party to so notify the Indemnifying
Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. If the Indemnifying Party does not deliver written notice of its objection to all or any part of such claim or demand to the Indemnified Party within 20 days of its receipt of notice of such claim or demand from the Indemnified Party, then the Indemnifying Party shall be deemed to have accepted such claim or demand and shall promptly pay or cause to be paid the amount claimed or demanded by the
Indemnified Party.

         Section 8.6 Certain Tax Matters.

         (a) Indemnification of Purchaser. Sellers agree to indemnify, defend and hold harmless Purchaser, the Company and its Subsidiaries against the following tax matters (the "Tax Matters"): (i) any Tax in excess of amounts accrued in respect of such Tax on the Company's financial books and records
(which accruals shall be made in accordance with GAAP and the Company's historic practices and shall not reflect any of the transactions contemplated by this
Agreement) payable by or on behalf of Sellers or any of Sellers' Affiliates, or the Company, for any taxable period ending on or prior to the Closing Date (or for the portion ending on the Closing Date of any taxable period that includes but does not begin or end on the Closing Date), net of any Tax refunds actually received by Purchaser or its Affiliates in respect of any Taxes paid by or on behalf of the Company relating to the tax year ended December 31, 2003, (ii) any deficiencies in any Tax payable by or on behalf of Sellers or any of Sellers'
Affiliates, or the Company arising from any audit by any taxing agency or authority with respect to any period ending on or prior to the Closing Date (or for the portion ending on the Closing Date of any taxable period that includes but does not begin or end on the Closing Date), (iii) any claim or demand for reimbursement or indemnification resulting from any transfer by Sellers prior to the Closing of any Tax benefits or credits to any other Person, (iv) any
Transfer Taxes arising from the transactions contemplated by this Agreement and
(v) any Taxes imposed as a result of the matters set forth on Schedule 4.12(f);
provided, however, for purposes of this Section 8.6 (a), except to the extent required pursuant to a final determination (within the meaning of Section
1313(a) of the Code) or in order to avoid Tax penalties or interest that otherwise would be imposed pursuant to applicable Law, Tax Matters shall not include any Tax payable by the Company for any taxable period ending on or prior to the Closing Date (or for the portion ending on the Closing Date of any taxable period that includes but does not begin or end on the Closing Date) to the extent attributable to Purchaser causing the Company, after the Closing
Date, to adopt, make or change a Tax election or Tax accounting method or period or to file an amended Return for such taxable period ending on or prior to the
Closing Date (or such portion of such a period that includes the Closing Date).

         (b) Audit Matters. Sellers shall have the right, at Sellers' expense, directly or through Sellers' designated representatives, subject to the execution of a confidentiality agreement by Sellers and each of Sellers'
designated representatives, in form and substance reasonably satisfactory to
Purchaser, for the purpose of protecting the confidentiality and use of information of Purchaser, its Affiliates and the Company: (i) to

                                       46

participate in the audit, examination, or proceedings relating to Taxes (a "Tax
Contest"), relating to any Tax Return relating to periods ending on or prior to the Closing Date and to participate in the disposition of any Tax Contest relating to the periods ending prior to, on or after the Closing Date if such
Tax Contest could give rise to a claim for indemnification hereunder, (ii) to review in advance and comment upon all submissions made in the course of any Tax
Contest to any Governmental Entity relating to periods on or prior to the
Closing Date and (iii) to approve the disposition of any audit adjustment with respect to such periods if such disposition will or reasonably might be expected to result in a claim for indemnification hereunder. Subject to the foregoing right to participate, Purchaser shall have the right to control (including the right to settle) all Tax Contests relating to the Company.

         (c) Cooperation on Tax Matters. After the Closing Date, Sellers, on the
one hand, and Purchaser and the Company on the other, shall (i) provide, or cause to be provided, to each other's respective officers, employees, representatives and Affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Returns, or any audit of the Company in respect of which Sellers, on the one hand or Purchaser or the Company on the other, as the case may be, are responsible, and (ii)
retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this
Section 8.6 (ii) shall include without limitation Sellers, Purchaser and the
Company (x) making their agents and employees and the agents and employees of their respective Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including without limitation records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

         Section 8.7 Limitations on Indemnification.

         (a) The Sellers will have no liability to indemnify Purchaser for
Losses under Section 8.2(a) until the total of all such Losses that are incurred by Purchaser exceeds $640,000, and then only for the amount by which such Losses exceed $640,000. The Sellers' maximum liability for Losses with respect to a claim for indemnification shall be limited to and shall not exceed $20,500,000 in the aggregate.

         (b) Purchaser will have no liability to indemnify Sellers for Losses under Section 8.3(a) until the total of all such Losses that are incurred by the
Sellers exceeds $640,000, and then only for the amount by which such Losses exceed $640,000. Parent's and Merger Sub's maximum liability for Losses with respect to a claim for indemnification shall be limited to and shall not exceed the $20,500,000 in the aggregate.

         (c) The limitations contained in this Section 8.7 shall not apply to
(i) any Losses resulting from any breaches by the Sellers of any representations and warranties contained in Sections 4.1, 4.2, 4.4 and 4.13, (ii) any Losses
resulting from any breaches

                                       47

by Purchaser of any representations and warranties contained in Sections 5.1 and
5.2, (iii) any breaches by any of the Sellers of any of their agreements or covenants contained in this Agreement, (iv) Losses relating to or arising from any intentional breach of this Agreement or fraudulent or knowing misrepresentations by the parties hereto, (v) Taxes described in Section 8.6,
(vi) Seller Expenses described in Section 8.2(c) and (vii) transaction fees described in Section 8.3(c).

         (d) All Losses payable to any Purchaser Indemnified Party pursuant to this Article VIII shall be paid first from the funds held in the Escrow Account, pursuant to the terms of the Escrow Agreement (provided, that, whether there is any remaining balance in the Escrow Account shall not affect the indemnification obligations hereunder).

         (e) All indemnification payments paid pursuant to this Agreement shall be treated as adjustments to the Closing Purchase Price for all Tax purposes.

         (f) Any Indemnified Party shall be required to use commercially reasonable efforts to submit and obtain coverage for any claim against any insurers and any amounts so paid to the Indemnified Party shall reduce the indemnification obligations of the Indemnifying Party with respect to such matters.

         (g) Notwithstanding anything to the contrary in this Agreement, any
Indemnified Party shall be required to utilize commercially reasonable efforts to mitigate any damages which may be a Loss, to the extent required by applicable Law. Mitigation shall not be required if, or to the extent, it would or reasonably may be expected to cause the Indemnified Party to incur any liability, Loss, cost or expense including without limitation and Tax, or any increase in any of the foregoing.

         (h) In the event an Indemnified Party receives an indemnification pursuant to Article VIII of this Agreement, the Indemnified Party shall reimburse the Indemnifying Party an amount equal to the net reduction in any year in the liability for Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction is actually realized with respect to any period after the Closing Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a
Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a
"Net Tax Benefit"). The amount of any Net Tax Benefit shall be paid not later than fifteen (15) days after the date on which such Net Tax Benefit shall be realized. For purposes of this Section 8.7(h), the Net Tax Benefit shall be deemed to be actually realized on the date on which such Net Tax Benefit is used to compute an obligation to pay installments of estimated tax or, if earlier, reported earnings; provided, however, that if the amount of any Net Tax Benefit is subsequently affected by reason of any event or events, including, without limitation, any payment of Taxes by such Indemnified Party with respect to the loss of such Net Tax Benefit upon audit or litigation, appropriate adjustments and payments to take into account the increase or decrease in such Net Tax
Benefit shall be made between the Indemnified Party and the Indemnifying Party within fifteen (15) days after such event or events. Any expenses associated with the realization of a Net Tax

                                       48

Benefit or any contest or proceeding with respect to a Net Tax Benefit shall be deemed to reduce such Net Tax Benefit.

         Section 8.8 Exclusive Remedy. After the Closing, to the extent permitted by Law, the indemnities set forth in this Article VIII shall be the exclusive remedies of Purchaser and the Sellers and their respective managers, trustees, officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive; provided, however, that the foregoing shall not apply to claims of actual fraud or intentional breach of this Agreement.

         Section 8.9 Seller Representative.

         (a) Concurrent with the execution and delivery of this Agreement, each of the Sellers shall be deemed to appoint D&B as their agent, representative and attorney-in-fact (the "Sellers' Representative") and D&B hereby agrees to act as the Sellers' Representative.

         (b) The Sellers' Representative has the full power and authority to act on behalf of each Seller in connection with this Agreement and the Escrow
Agreement, including giving and receiving notices and communications, authorizing delivery to Purchaser of cash from the Escrow Account in satisfaction of indemnification claims, objecting to such deliveries, agreeing to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of Governmental Entities and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing.
Any notices delivered by the Sellers' Representative pursuant to this Agreement or the Escrow Agreement shall also be delivered to the addressees in Section
10.1.

         (c) A decision, act, consent, or instruction of the Sellers'
Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.1 and Section 9.3 hereof, shall constitute a decision of the Sellers immediately prior to the Closing Date and shall be final, binding and conclusive upon the Sellers immediately prior to the Closing Date; and the
Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of the Sellers. The Escrow Agent and Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers'
Representative.

         (d) The Sellers' Representative shall not be liable for any act done or omitted hereunder as the Sellers' Representative except in the case of its gross negligence or willful misconduct.

         (e) The Sellers' Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for

                                       49

the purpose of performing its duties and exercising its rights hereunder, provided that the Sellers' Representative shall treat confidentially and not disclose such nonpublic information from or about the Company to anyone other than the Sellers immediately prior to the Closing Date (except on a need to know basis to counsel and experts necessary to perform its duties hereunder who agree to treat such information confidentially).

         Section 8.10 Mutual Release.

         (a) Effective upon the Closing, Sellers hereby irrevocably waive, release and discharge the Company from any and all liabilities and obligations of the Company to Sellers of any kind, or nature whatsoever, whether in their capacity as the Sellers hereunder, as a stockholder, officer, or director of the
Company or otherwise, including, without limitation, any rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising at law or equity, and Sellers hereby covenant and agree that they will not seek to recover any amounts in connection therewith or thereunder from the Company; provided, however, that nothing in this Section
8.10 will constitute a waiver of any claims Sellers may have against the Company pursuant to the terms of this Agreement, and/or any acts or events which occur after the Closing. With respect to the Sellers, Richard Baker, who is also an employee of the Company, shall further execute and deliver the Release to be effective as of the Closing Date.

         (b) Effective upon the Closing, the Company hereby irrevocably waives, releases, and discharges Sellers from any and all liabilities and obligations of
Sellers to the Company of any kind or nature whatsoever, including, without limitation, rights of contribution or indemnification, in each case whether absolute or contingent, liquidated, or unqualified, and whether arising at law or equity, and the Company hereby covenants and agrees that it will not seek to recover any amounts in connection therewith or thereunder from Sellers;
provided, however, that nothing in this Section 8.10 will constitute a waiver of any claims that the Company may have against Sellers pursuant to the terms of this Agreement and/or of any acts or events which occur after the Closing.

         (c) The Company and the Sellers acknowledge that there is a risk that, subsequent to the execution of this Agreement or after the Closing, the Company or Sellers will discover, incur or suffer claims which were unknown or unanticipated at the time this Agreement was executed and which, if known by the
Company or Sellers on the date of this Agreement, may have materially affected the Company's or Sellers' decision to enter into this Agreement. The Company and
Sellers acknowledge and agree that, by reason of entering into this Agreement, the Company or the Sellers, as the case may be, are assuming the risk of unknown or unanticipated claims released in this Section 8.10 WITH RESPECT TO SUCH
MATTERS, THE COMPANY AND THE SELLERS HEREBY EXPRESSLY WAIVE THE BENEFIT OF
SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH PROVIDES AS FOLLOWS:

         (d) A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES
NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE

                                       50

TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MIGHT HAVE MATERIALLY
AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         It is the intention of the parties hereto that the foregoing releases shall be as broad and general as the law permits and that these releases shall be effective as of the Closing. However, notwithstanding anything to the contrary herein, nothing in this Section 8.10 shall in any way affect (i) any rights that the Company may have against the Sellers under this Agreement, including, without limitation, any right of indemnification pursuant to this
Article VIII; (ii) any rights that Sellers may have against the Company, including, without limitation, any right of indemnification pursuant to this
Article VIII; or (iii) any rights that the Company may have against any of the
Sellers with respect to fraud.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

         (a) at any time before the Closing by mutual written agreement of
Purchaser and the Sellers;

         (b) by Purchaser if there has been a material breach or violation by any of the Sellers of any of their representations and warranties, covenants or agreements contained in this Agreement (disregarding materiality or Material
Adverse Effect qualifiers), in either case that cannot be or has not been waived or cured within ten (10) days after receipt of notice by the Company and
Sellers' Representative from Purchaser of an intention to terminate pursuant to this Section 9.1(b);

         (c) by the Sellers' Representative if there has been a material breach or violation by Purchaser of any of its representations and warranties, covenants or agreements contained in this Agreement (disregarding materiality qualifiers), in either case that cannot be or has not been waived or cured within ten (10) days after receipt of notice by Purchaser from Sellers'
Representative of an intention to terminate pursuant to this Section 9.1(c);

         (d) by Purchaser if any of the conditions to the obligation of
Purchaser set forth in Section 7.3 shall have become incapable of fulfillment and shall not have been waived by Purchaser in writing; provided, however, that
Purchaser shall not be entitled to terminate this Agreement pursuant to this
Section 9.1(d) if Purchaser is in breach in any material respect of its representations and warranties or covenants contained in this Agreement; or

         (e) by Sellers' Representative if any of the conditions to the obligation of the Sellers set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by the Sellers in writing;
provided, however, that the Sellers shall not be entitled to terminate this
Agreement pursuant to this Section 9.1(e) if any of the Sellers is in breach in any material respect of its representations and warranties or covenants contained in this Agreement;

                                       51

         (f) by the Sellers' Representative, on the one hand, or Purchaser, on the other hand, if a Governmental Entity shall have issued a nonappealable, final Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the
Closing and the transactions contemplated by this Agreement; or

         (g) by either Purchaser or the Sellers' Representative upon written notice given to the other party solely in the event that the Closing shall not have taken place on or before October 15, 2004; provided, that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty herein by the party seeking such termination.

         Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the parties (or any of their respective officers, directors, employees, agents or other Representatives or Affiliates), except that the provisions with respect to the fees and expenses in Section 4.22, 5.5 and 6.5, notices in Section 10.1, dispute resolution in Section 10.8, public announcement in Section 10.6, confidentiality in Section 6.2, governing Law in Section 10.8 and this Section
9.2, will continue to apply following any such termination. Notwithstanding the previous sentence, no party to this Agreement shall be released from any liability for any intentional or willful breach of this Agreement or fraudulent or knowing misrepresentations or action by the parties hereto.

         Section 9.3 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and Sellers'
Representative. Either Purchaser or Sellers' Representative may, by an
instrument in writing signed on behalf of such party, waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                                   ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

         (a) if to Purchaser, to:

                             c/o The Warnaco Group, Inc.
                             501 Seventh Avenue
                             New York, New York 10018
                             Attention: Jay A. Galluzzo, Esq.
                             Fax: (212) 287-8275

                                       52

                             with a copy to:

                             Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                             New York, New York 10036
                             Attention: Alan C. Myers, Esq.
                                        Thomas W. Greenberg, Esq.
                             Fax: (212) 735-2000

                             and, as to Intellectual Property, with a copy to:

                             Katten Muchin Zavis Rosenman
                             575 Madison Avenue
                             New York, New York 10022-2585
                             Attention: Karen Artz Ash, Esq.
                             Fax: (212) 940-8671

         (b) if to the Company, to:

                             Ocean Pacific Apparel Corp.
                             3 Studebaker
                             Irvine, California 92618
                             Attention: Richard Baker
                             Fax: (949) 580-1888

                             with a copy to each of:

                             Doyle & Boissiere Fund I, LLC
                             330 Primrose Road, Suite 500
                             Burlingame, California 94010
                             Attention: Lionel P. Boissiere, Jr.
                             Fax: (650) 685-8711

                             and

                             Rutan & Tucker LLP
                             611 Anton Boulevard, Suite 1400
                             Costa Mesa, California 92626-1931
                             Attention: George Wall, Esq.
                             Fax: (714) 546-9035

                                       53

         (c) if to Sellers or the Sellers' Representative, to:

                             Doyle & Boissiere Fund I, LLC
                             330 Primrose Road, 5th Floor
                             Burlingame, California 94010
                             Attention: William B. Doyle, Jr.
                             Fax: (650) 685-8711

                             with a copy to:

                             Rutan & Tucker LLP
                             611 Anton Boulevard, Suite 1400
                             Costa Mesa, California 92626-1931
                             Attention: George Wall, Esq.
                             Fax: (714) 546-9035

                             Richard A. Baker
                             3 Studebaker
                             Irvine, California 92618
                             Attention: Richard Baker
                             Fax: (949) 580-1877

                             Anders Brag
                             888 Park Avenue
                             New York, New York 10021

                             Leo Isotalo
                             90 Peacock Drive
                             San Rafael, California 94901

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by telefax, receipt confirmed (with a confirmation copy to be sent by one of the other permitted methods of delivery). Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from the receiving party)
and (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from the receiving party), and the appropriate confirmation is received.

         Section 10.2 Interpretation. When a reference is made in this Agreement to a Section or Sections, such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words
"include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Words used in the singular form in this Agreement shall be deemed

                                       54

to import the plural, and vice versa, as the sense may require. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 3, 2004.

         Section 10.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

         Section 10.5 Entire Agreement; No Third Party Beneficiaries. This
Agreement (including the documents and instruments referred to herein) (a)
constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Confidentiality Agreement and (b) is not intended to confer upon any Person other than the parties hereto, any rights or remedies hereunder.

         Section 10.6 Publicity. None of the parties hereto nor their respective
Affiliates or Representatives shall issue or cause the publication of any press release or other public announcement or communication with respect to the transactions contemplated by this Agreement without the consent of the Sellers'
Representative and Purchaser, except to the minimum extent necessary to comply with the requirements of applicable Law or the regulations or policies of any securities exchange based on the advice of counsel, in which case the party required to make the release or statement or communication shall allow Sellers'
Representative or Purchaser, as the case may be, reasonable time to comment on such release or statement or communication in advance of such issuance, disclosure or filing.

         Section 10.7 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement (including but not limited to any obligations set forth in Section 2.2 herein) will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. In the event of any permitted assignment of this Agreement, Purchaser shall remain liable for all of Purchaser's obligations and liabilities set forth in this Agreement, including but not limited to, those set forth in Section 2.2 of this Agreement. Any attempted assignment in violation of the terms of this
Section 10.7 shall be null and void, ab initio.

                                       55

         Section 10.8 Arbitration. Except as otherwise provided in this
Agreement, including, without limitation, Section 2.3(b) of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof ("Dispute") shall be settled by arbitration in
Orange County, California.

         (a) Judicial Arbitration and Mediation Services. The arbitration shall be administered by Judicial Arbitration and Mediation Services ("JAMS") in its
Orange County office, or the nearest office it maintains to Orange County and conducted in accordance with the JAMS Comprehensive Arbitration Rules (the
"Rules").

         (b) Arbitrators. The arbitrator shall be a retired superior court judge of the State of California affiliated with JAMS.

         (c) Provisional Remedies. Prior to the appointment of the arbitral tribunal, each of the parties to this Agreement reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or the appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

         (d) Enforcement of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be binding, final and unappealable.

         (e) Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under the Rules, including documentary discovery, up to five depositions per party, and additional depositions if the arbitrators deem it appropriate. All discovery disputes shall be resolved by the arbitrators.

         (f) Consolidation. Any arbitration hereunder may be consolidated by
JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

         (g) Power and Authority of Arbitrators. The arbitrators shall not have any power to alter, amend, modify or change any of the terms of this Agreement, nor to grant any remedy which is either prohibited by the terms of this
Agreement, or not available in a court of law.

         (h) Governing Law. All questions in respect of procedure to be followed in conducting the arbitration shall be resolved according to the law of the
State of California. Any action brought to enforce the provisions of this
Section 10.8 shall be

                                       56

brought in the Orange County Superior Court. All other questions in respect of this Agreement, including, but not limited to, the interpretation of this
Agreement, and the rights, duties and liabilities of the parties to this
Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws provisions thereof.

         (i) Costs. The costs of the arbitration, including any JAMS administration fees and any arbitrators' fees, and costs of the use of facilities during the arbitration hearings, shall be borne equally by the parties.

         (j) Attorneys' Fees. If a party to this Agreement shall bring any action, suit, counterclaim, for any relief against the other parties, declaratory or otherwise, to enforce the terms of this Agreement to arbitrate or to declare rights hereunder, or to enforce any final arbitral award issued by the arbitral tribunal (referred to herein as an "Action"), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party's attorneys' fees and expenses (at the prevailing party's attorneys' then-current rates, as increased from time to time) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a "Decision"), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a
Decision. Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys' fees and expenses incurred in enforcing such Decision. The court may fix the amount of reasonable attorneys'
fees and expenses upon the request of any party. For purposes of this Section
10.8(j), attorneys' fees shall include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4)
discovery and (5) bankruptcy litigation.

                                       57

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                             WARNACO INC.

                             By: /s/ Stanley P. Silverstein
                                 -----------------------------------
                                 Name:  Stanley P. Silverstein
                                 Title: Senior Vice President -
                                        Corporate Development &
                                        Chief Administration Officer

                             OCEAN PACIFIC APPAREL CORP.

                             By: /s/ Richard A. Baker
                                 -----------------------------------
                                 Name:  Richard A. Baker
                                 Title: Chief Executive Officer

                             DOYLE & BOISSIERE FUND I, LLC

                             By: /s/ Lionel P. Boissiere, Jr.
                                 -----------------------------------
                                 Name:  Lionel P. Boissiere, Jr.
                                 Title: Managing Member, Doyle &
                                        Boissiere Fund I, LLC
                                        Managing Member, DBF
                                        Management I, LLC
                                        Managing Member, Doyle &
                                        Boissiere LLC

                              /s/ Anders Brag
                             ---------------------------------------
                             Anders Brag

                              /s/ Leo Isotalo
                             ---------------------------------------
                             Leo Isotalo

                              /s/ Richard Baker
                             ---------------------------------------
                             Richard Baker

                             SELLERS' REPRESENTATIVE

                             Doyle & Boissiere Fund I, LLC

                             By:  /s/ William B. Doyle
                                  ----------------------------------
                                  Name:  William B. Doyle
                                  Title: Managing Member, Doyle &
                                         Boissiere Fund I, LLC
                                         Managing Member, DBF
                                         Management I, LLC
                                         Managing Member, Doyle &
                                         Boissiere LLC